EXHIBIT 1

TECHNICAL REPORT ON THE
RESOURCE ESTIMATE FOR THE
OFFSET ZONE AT
LAC DES ILES TARIO MINE, ONTARIO
PREPARED FOR
LAC DES ILES MINES LTD.

Report for NI 43-101

Author:
Richard E. Routledge, M.Sc., PGeo.

February 23, 2007

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TABLE OF CONTENTS

PAGE
1 SUMMARY	1-1
Introduction	1-1
Land Status	1-1
History	1-2
Geology and Mineralization	1-3
Mineral Resources	1-4
Metallurgy	1-7
Interpretation and Conclusions	1-7
Recommendations	1-8
2 INTRODUCTION AND TERMS OF REFERENCE	2-1
List of Abbreviations	2-4
3 RELIANCE ON OTHER EXPERTS	3-1
4 PROPERTY DESCRIPTION AND LOCATION	4-1
Mining Tenure	4-1
Royalties	4-5
5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	5-1
Access	5-1
Climate	5-1
Local Resources	5-1
Infrastructure	5-2
Physiography	5-4
6 HISTORY	6-1
Production History	6-2
Prior Resource Estimates	6-3
7 GEOLOGICAL SETTING	7-1
Regional Geology	7-1
Local and Property Geology	7-1
8 DEPOSIT TYPES	8-1
9 MINERALIZATION	9-1
10 EXPLORATION	10-1
11 DRILLING	11-1
Database	11-1

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Surveying	11-9
12 SAMPLING METHOD AND APPROACH	12-1
13 SAMPLE PREPARATION, ANALYSES AND SECURITY	13-1
14 DATA VERIFICATION	14-1
Quality Assurance and Quality Control	14-4
15 ADJACENT PROPERTIES	15-1
16 MINERAL PROCESSING AND METALLURGICAL TESTING	16-1
17 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES	17-1
Mineral Resources	17-1
Database	17-1
Wireframe Model and Cut-Off Grade	17-1
Assay Statistics	17-7
Compositing	17-9
Grade Capping	17-9
Bulk Density	17-13
Block Model	17-13
Grade Interpolation	17-14
Classification	17-23
Model Validation	17-24
Mineral Reserves	17-30
18 OTHER RELEVANT DATA AND INFORMATION	18-1
19 INTERPRETATION AND CONCLUSIONS	19-1
20 RECOMMENDATIONS	20-1
21 REFERENCES	21-1
22 SIGNATURE PAGE	22-1
23 CERTIFICATE OF QUALIFICATIONS	23-1
Richard E. Routledge	23-1
24 APPENDICES	24-1
Appendix 1 QA/QC	24-1
Appendix 2 Variography	24-13

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LIST OF TABLES

PAGE
Table 1-1	Mill Production Summary	1-2
Table 1-2	Summary of Offset Zone Resources at Incremental Cut-Off Grades	1-6
Table 1-3	Budget for Offset Zones 2007 Drilling Program	1-8
Table 4-1	Claim and Mining Lease Disposition	4-3
Table 6-1	Mill Production Summary	6-3
Table 6-2	2006 Estimate of Inferred Resources in the Offset and Roby Footwall Zones	6-4
Table 9-1	Platinum Group Minerals in the Roby Zone	9-2
Table 11-1	Summary of LDIM Drilling	11-8
Table 11-2	Summary of Offset Zones Drilling	11-8
Table 16-1	Description of Drill Core Composite Samples from the Offset Zone Submitted for Metallurgical Testing	16-3
Table 16-2	Estimated Rougher-Concentrate Grades at 80% Pd Recovery	16-5
Table 17-1	Summary of Offset Zones Resources at Incremental Cut-Off Grades	17-2
Table 17-2	Summary of Resource Drill Holes in the Offset and Roby Footwall Zones	17-3
Table 17-3	Parameters for Determination of Palladium Equivalent Factors and Cut- Off Grades	17-4
Table 17-4	Summary Statistics for Assays and Composites in the Offset and Roby Footwall Zones	17-8
Table 17-5	Summary of SG Test Results by Rock Type	17-15
Table 17-6	Comparison of Pd Grades for Assays, Composites, and Resource Blocks	17-25
Table 19-1	Summary of Offset Zone Resources at Incremental Cut-Off Grades	19-2
Table 20-1	Budget for Offset Zones 2007 Drilling Program	20-1

LIST OF FIGURES

PAGE
Figure 4-1	Lac Des Iles Mine Location Map	4-2
Figure 4-2	Claim Location Map	4-4
Figure 5-1	Site Plan	5-3
Figure 7-1	Regional Geology	7-2
Figure 7-2	Local Geology	7-3
Figure 7-3	Geology of the Lac des Iles Intrusive	7-5
Figure 7-4	Property Geology	7-7
Figure 8-1	Typical Cross Section Through Lac des Iles Mineral Deposit	8-2

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Figure 11-1	Drill Hole Plan	11-3
Figure 11-2	Composite Drill Hole Cross Section	11-4
Figure 11-3	Composite Drill Hole Long Section	11-5
Figure 11-4	Drill Hole Cross Section 500N	11-6
Figure 11-5	Drill Hole Cross Section 505N	11-7
Figure 12-1	Offset Zones Assay Sample Length Statistics	12-3
Figure 16-1	Pd Grade-Recovery Relationship, Offset Zone	16-4
Figure 16-2	Effect of CMC Dosage on Pd grade-Recovery Relationship	16-5
Figure 17-1	Longitudinal View of Offset Zones Wireframe (looking west)	17-5
Figure 17-2	Longitudinal View of Footwall Roby Footwall Zone Wireframe (looking east)	17-6
Figure 17-3	Probability Plot of Offset High Grade Zone Pd Analyses)	17-11
Figure 17-4	Impact of Offset High Grade Zone Pd Grade Capping	17-12
Figure 17-5	Block Model Cross Section 500N	17-18
Figure 17-6	Block Model Cross Section 505N	17-19
Figure 17-7	Block Model Plan -425 m Elevation	17-20
Figure 17-8	Block Model Plan -475 m Elevation	17-21
Figure 17-9	Global Resource Tonnage and Grade Profiles	17-22
Figure 17-10	Box and Whisker Plots Comparing Pd in Assays, Composites and Resource Block Grades for the Offset Zone	17-26
Figure 17-11	Box and Whisker Plots Comparing Pd in Assays, Composites and Resource Block Grades for the Roby Footwall Zone	17-27
Figure 17-12	Comparison of Grade Distributions for Assays, Composites and Resource Blocks in the Offset Zone	17-28
Figure 17-13	Spatial Distribution of Indicated resource Blocks	17-29

LIST OF APPENDIX FIGURES

Figure A1-1	QA/QC: Statistics of Blank Sample Inserts	24-2
Figure A1-2	QA/QC Statisics of Reference Standards Assays	24-3
Figure A1-3	QA/QC: Statistics of Reference Standards Assays	24-4
Figure A1-4	QA/QC: Accurassay Assays Check Assayed at Chemex (Palladium)	24-5
Figure A1-5	QA/QC: Accurassay Assays Check Assayed at Chemex	24-6
Figure A1-6	QA/QC: Duplicate Pulp Assays (Accurassay)	24-7
Figure A1-7	QA/QC: Accurassay Batch Duplicate Pulp Assays	24-8
Figure A1-8	QA/QC: Accurassay Replicate Pulp Assays (Pd, Pt)	24-9
Figure A1-9	QA/QC: Accurassay Replicate Pulp Assays (Cu, Ni)	24-10
Figure A1-10	QA/QC: Accurassay Replicate Pulp Assays (Au, Co)	24-11
Figure A1-11	QA/QC: Accurassay Reject Assays	24-12

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1 SUMMARY

INTRODUCTION

Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) was retained by Lac des Iles Mines Ltd. (LDI) to carry out an independent estimate of Mineral Resources of the Offset zones at the Lac des Iles mine (LDIM) and to prepare a National Instrument 43-101 (NI 43-101) compliant report. The Offset Zone is subdivided into the Offset High Grade Zone and the adjacent Roby Footwall Zone (the Offset zones). The Offset High Grade Zone is the fault-offset, down dip extension of the High Grade Zone that is currently being mined underground below the Roby open pit at LDIM.

This technical report was written by Scott Wilson RPA in accordance with the requirements of NI 43-101, Companion Policy 43-101CP, and Form 43-101F1 of the Ontario Securities Commission (OSC) and Canadian Securities Administrators (CSA).

LDIM is located in northwestern Ontario and is owned and operated by LDI, a wholly owned subsidiary of North American Palladium Ltd. (NAP). NAP is a Canadian company publicly listed on the TSX and AMEX. The LDI property is centered at Latitude 49°10' North, Longitude 89°37' W, 85 km northwest of the city of Thunder Bay.

LAND STATUS

The LDI property leases and NAP exploration mineral claims comprise approximately 8.636.8 hectares. LDI holds four Mining Leases, Land Registry Parcel Nos. 2982, 2983, 2984, 2985, comprising 1,442.6 hectares. Contiguous with these leases are 80 mineral claims consisting of 461 claim units covering 7,194.2 hectares. Scott Wilson RPA has not verified mineral title.

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HISTORY

In 1990, Madeleine Mines Ltd. developed the property. After intermittent production and continuing capital expenditures, commercial open pit production was achieved in December 1993. NAP was formed as an outcome of corporate reorganization. In 2000, LDIM commenced an expansion program, and a new concentrator was commissioned in the second quarter of 2001 to achieve its rated 15,000 tonnes per day throughput in August 2002. In 2005, approximately 30,698 tonnes of concentrate were shipped to Xstrata (Falconbridge) and CRVD Inco smelters in Sudbury. In 2006, LDIM discontinued shipping concentrate to CRVD Inco and now ships only to Xstrata.

Table 1-1 lists LDIM mill production for the last five years.

TABLE 1-1 MILL PRODUCTION SUMMARY
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	Year	2006	2005	2004	2003	2002
Mill throughput	Tonnes	4,570,926	4,780,599	5,298,544	5,159,730	4,851,621
Pd Head Grade	g/t	2.18	1.66	2.41	2.31	1.91
Pd Recovery%		74.0	69.6	75.1	75.5	73.8
Pd Ounces Produced	Oz	237,338	177,167	308,931	288,703	219,325
Pt Ounces Produced	Oz	22,308	18,833	25,128	23,742	19,180
Au Ounces Produced	Oz	17,237	14,308	25,679	23,356	16,030
Ni Pounds Produced	Lbs	2,721,042	2,353,227	4,320,970	4,070,785	2,763,654
Cu Pounds Produced	Lbs	5,155,588	5,514,670	7,836,183	7,142,674	5,295,486

Source: North American Palladium Ltd. news release January 15, 2007

Production in 2005 was lower than for 2004 primarily due to decreased concentrator availability, pit wall problems in addition to waste stripping for the pit push back. Feed from the low grade stockpile supplemented mill throughput. A major Phase 4 push back of the east pit wall is in progress, with waste removal of upper benches completed. Underground development on the High Grade Zone started in 2004, with ramp developed and the zone accessed in late 2005. The High Grade Zone began delivery of development muck to the concentrator in January 2006 and reached commercial production in March 2006.

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The Offset Zone was discovered in 2001 by diamond drill hole 00-007. Some 39 holes (35,363.15 m) were completed in, and immediately above, the zone during 2001 to explore the zone. Two holes for 2,783 m were drilled in the zone in 2003 and 2004. Fourteen additional holes (18,538.8 m) were drilled in 2005 and eight wedge holes (5,336.08 m) were drilled from two existing surface holes in 2006. The 2006 drilling was intended to confirm grade continuity at hole spacing in the zone of 50 m by 50 m and upgrade a portion of the Inferred Resources to Indicated.

GEOLOGY AND MINERALIZATION

The Lac des Iles area is underlain by Archean-age rocks of the Superior Province of the Canadian Shield which are overlain and intruded by rocks of the Proterozoic-age Southern Province.

In the Lac des Iles area, the Lac des Iles Intrusive Complex is a platinum group metal (PGM) bearing, mafic to ultramafic intrusion occurring as a circular feature with a diameter of 30 kilometres. Lac des Iles Intrusive Complex consists of three intrusive phases: the ultramafic North Lac des Iles Intrusive Complex, the gabbroic Mine Block Intrusion, and the Camp Lake Intrusion.

The Mine Block Intrusion is complex in structure, texture, and composition, contains abundant platinum group metal mineralization, and includes the LDIM. The most significant zones are the Roby, Twilight, and Baker Zones. The Roby and Twilight Zones are the only defined areas of economic mineralization on the LDI property.

The Roby Zone is a breccia zone 950 metres long, 815 metres wide, and 1,500 metres deep. PGM mineralization is associated with pyroxenite, gabbronorite, and gabbro in areas that have been invaded and brecciated by copper-nickel-PGM bearing melanogabbro. Roby ore contains from a trace to 5% pyrrhotite, chalcopyrite, pyrite, and pentlandite. The PGMs include vysotskite, isomerticite, kotulskite, sperrylite, merenskyite, and palladium arsenide.

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The High Grade Zone occurs at the eastern boundary of the central portion of the Roby Zone and extends below the Roby open pit limits. This near vertical planar zone has a strike length exceeding 350 metres, with thickness averaging 12 metres, and is continuous to a depth of 675 metres where it is truncated by the Offset Fault.

Below the Offset Fault, the Offset High Grade Zone has been traced to a depth of 1,200 metres, over a strike length of approximately 600 metres and represents the faulted depth extension of the High Grade Zone. The major host rocks in the Offset High Grade Zone are approximately 37% heterolithic gabbro breccia, 32% pyroxenite, 16% gabbro and gabbro breccias. Higher grade portions of the Roby Footwall Zone, in the footwall of the Offset High Grade Zone, are hosted 60% by heterolithic gabbro breccia and 31% by vt gabbro, gabbro, and gabbro norites.

Pyrrhotite, chalcopyrite, pyrite, and pentlandite occur disseminated within the Offset High Grade Zone. Palladium and platinum mineralization within the zone consists primarily of fine-grained PGM sulphide, braggite and telluride minerals, merenskyite and kotulskite. These are present interstitially to cumulus grains, associated with sulphides at sulphide-silicate boundaries, and as inclusions within secondary silicates of altered rocks.

MINERAL RESOURCES

Scott Wilson RPA carried out an independent estimate of the Mineral Resources in the Offset High Grade Zone and the adjacent Roby Footwall Zone. Inferred Mineral Resources for the Offset High Grade Zone were estimated by Buffington et al. (2003) and for the Offset High Grade and Roby Footwall zones by Routledge (2006). These estimates have been in turn superseded after subsequent drilling. The estimate herein incorporates results from drilling carried out in 2006.

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Table 1-2 presents the Indicated and Inferred Resources at incremental palladium cut-off grades up to 8 g/t and at the wireframed grade of 3.6 g/t PdEq (palladium equivalent). Based on Scott Wilson RPA's evaluation of LDI underground mine operating costs, metallurgical recovery, long-term metal price forecast, current economic factors, and revenue criteria, the resources at the 3.6 g/t PdEq cut-off are reasonable to evaluate for economic potential.

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Table 1-2 Summary of Offset Zone Resources at Incremental Cut-off Grades
Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

		Indicated Resources								Inferred Resources
			Grade							Grade
Zone	Cut-Off Grade	Tonnes (000's)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	PdEq g/t	Tonnes (000's)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	PdEq g/t
OFFSET	8.0 Pd g/t	264	9.22	0.58	0.68	0.155	0.180	13.34	924	8.76	0.54	0.55	0.109	0.141	12.20
HIGH	7.0 Pd g/t	561	8.24	0.52	0.60	0.148	0.171	12.04	1,886	8.10	0.50	0.50	0.109	0.137	11.34
GRADE ZONE	6.0 Pd g/t	1,042	7.45	0.49	0.56	0.145	0.166	11.05	3,511	7.36	0.46	0.48	0.120	0.143	10.55
	5.3 Pd g/t	1,317	7.10	0.47	0.53	0.142	0.161	10.58	5,046	6.84	0.43	0.45	0.116	0.139	9.87
	5.0 Pd g/t	1,362	7.03	0.47	0.53	0.141	0.160	10.49	6,092	6.55	0.42	0.43	0.115	0.137	9.50
	4.5 Pd g/t	1,470	6.87	0.46	0.52	0.140	0.159	10.28	7,289	6.26	0.40	0.40	0.110	0.133	9.10
	4.0 Pd g/t	1,555	6.73	0.45	0.52	0.140	0.157	10.10	7,923	6.10	0.40	0.40	0.109	0.131	8.90
	3.6 Pd g/t	1,570	6.69	0.45	0.52	0.140	0.157	10.06	8,740	5.88	0.40	0.39	0.109	0.130	8.65
	3.0 Pd g/t	1,570	6.70	0.45	0.51	0.140	0.157	10.07	9,327	5.73	0.39	0.38	0.109	0.128	8.47
	3.6 PdEq g/t	1,585	6.63	0.45	0.51	0.139	0.156	9.97	9,498	5.67	0.39	0.38	0.109	0.129	8.40

ROBY	6.0 Pd g/t	181	6.60	0.39	0.11	0.099	0.118	8.84	561	6.48	0.39	0.32	0.093	0.110	8.96
FOOTWALL	5.3 Pd g/t	361	6.10	0.38	0.27	0.099	0.117	8.56	1,016	6.11	0.37	0.31	0.096	0.109	8.52
ZONE	5.0 Pd g/t	525	5.81	0.37	0.28	0.103	0.118	8.26	1,286	5.91	0.37	0.32	0.096	0.107	8.32
	4.5 Pd g/t	746	5.51	0.37	0.28	0.109	0.121	7.99	1,749	5.61	0.37	0.32	0.098	0.106	8.01
	4.0 Pd g/t	1,095	5.10	0.36	0.30	0.120	0.124	7.64	2,084	5.39	0.36	0.32	0.098	0.105	7.78
	3.6 Pd g/t	1,219	4.97	0.35	0.30	0.119	0.122	7.49	2,298	5.24	0.36	0.32	0.099	0.105	7.63
	3.0 Pd g/t	1,326	4.84	0.35	0.30	0.116	0.120	7.31	2,716	4.94	0.35	0.33	0.101	0.106	7.33
	3.6 PdEq g/t	1,653	4.31	0.32	0.28	0.104	0.111	6.58	3,296	4.05	0.34	0.34	0.104	0.109	6.45

OFFSET	8.0 Pd g/t	264	9.22	0.58	0.68	0.155	0.180	13.34	924	8.76	0.54	0.55	0.109	0.141	12.20
HIGH	7.0 Pd g/t	561	8.24	0.52	0.60	0.148	0.171	12.04	1,886	8.10	0.50	0.50	0.109	0.137	11.34
GRADE	6.0 Pd g/t	1,223	7.33	0.47	0.49	0.138	0.159	10.72	4,072	7.24	0.45	0.46	0.116	0.138	10.33
&	5.3 Pd g/t	1,679	6.88	0.45	0.48	0.133	0.152	10.14	6,061	6.72	0.42	0.43	0.113	0.134	9.64
ROBY	5.0 Pd g/t	1,888	6.69	0.44	0.46	0.130	0.148	9.87	7,378	6.44	0.41	0.41	0.112	0.132	9.29
FOOTWALL	4.5 Pd g/t	2,216	6.41	0.43	0.44	0.130	0.146	9.51	9,037	6.14	0.40	0.39	0.108	0.128	8.89
ZONES	4.0 Pd g/t	2,649	6.05	0.41	0.43	0.132	0.143	9.08	10,007	5.96	0.39	0.38	0.106	0.126	8.66
	3.6 Pd g/t	2,789	5.94	0.41	0.42	0.131	0.142	8.93	11,039	5.75	0.39	0.37	0.107	0.125	8.44
	3.0 Pd g/t	2,896	5.85	0.40	0.42	0.129	0.140	8.81	12,042	5.55	0.38	0.37	0.107	0.123	8.21
	3.6 PdEq g/t	3,239	5.45	0.38	0.39	0.121	0.133	8.24	12,794	5.25	0.38	0.37	0.108	0.124	7.90

1.	CIM definitions were followed for Mineral Resource estimation and classification.

2.	Mineral Resources are estimated at a zone definition (wireframe) cut-off grade of 3.6 g/t Pd equivalent grade.

3.	The wireframes include some barren dikes as dilution. There is insufficient drilling information to model these dikes and separate them from the resource zones.

4.	Mineral Resources were estimated using average long-term metal US$ prices of $7.00/lb nickel, $1.50/lb copper, $875/oz platinum, $300/oz palladium and $500/oz gold.

5.	US$/C$ exchange rate for the estimate was 1.11.

6.	Bulk density is 2.89 t/m3.

7.	Resources were estimated to a maximum depth of 1,315 m.

8.	Palladium equivalent (PdEq g/t) = Pd g/t + 2.49 x Pt g/t + 1.38 x Au g/t + 2.72 x Cu% + 7.35 x Ni%.

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METALLURGY

The metallurgical character of open pit ore is well established, and the High Grade Zone up dip from the Offset zones is in production. The High Grade Zone has similar mineralization and grades to the Offset High Grade Zone; however, the latter differs somewhat in host rock in that it has a higher breccia component compared to the pyroxenite-rich High Grade Zone and may have higher talc and serpentine content that may increase flotation gangue. Laboratory scale metallurgical tests by LDI on drill core composites in 2006 indicate that the Offset High Grade and Roby Footwall zones mineralization responds well to the existing process flow sheet and that the increased application of carboxy methyl cellulose (CMC) to depress gangue will result in acceptable recovery and concentrate grades and Offset zones material will be amenable to processing under the current mill flowchart and installed equipment.

INTERPRETATION AND CONCLUSIONS

Scott Wilson RPA reviewed the NAP/LDI drilling and sampling data and the resource estimation database for the Offset High Grade and Roby Footwall zones for the purpose of preparing an independent estimate of resources in the zones.

In Scott Wilson RPA's opinion, the core logging and sampling is industry standard and appropriate as applied to the Offset zones. Work to date has established acceptable assaying quality; however, results from reference standard assaying suggest that some improvement could be achieved. In Scott Wilson RPA's opinion, the digital drill hole and assay database is acceptable for resource estimation.

Except for a portion of the estimated resources classified as Indicated in the area of closer spaced 2006 series wedge holes, the drill hole spacing is too wide to allow resource classification of much of the resources with a confidence level higher than Inferred. Approximately 21% of the resources are classified as Indicated Resources. The drilling to date serves to delineate the zone reasonably well and provides for a reasonable estimate of resources for LDI to continue its economic evaluation of the Offset zones and to plan further fill-in drilling.

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RECOMMENDATIONS

Scott Wilson RPA's main recommendations are summarized below.

1.
Subject to continued assessment of the Offset zones, additional fill-in drilling should be carried out to upgrade the resources from Inferred to Indicated, improve confidence in the resource estimate, and provide local grade resolution in the zone for mine planning. LDIM has planned for drilling from the High Grade Zone ramp to fill-in the Offset zones above the -350 elevation and to drill the zones at depth on 50 m by 50 m centers using underground pilot holes and wedge offsets. The drilling is budgeted at $2.1 million exclusive underground development for drilling access. Engineering and metallurgy studies related to the Offset zones evaluation are budgeted at $400,000. The budget for this work and underground development is summarized in Table 1-3. The Offset zones merit the work planned by LDIM and the program is reasonable and justified, in Scott Wilson RPA's opinion. Scott Wilson RPA agrees with the budget for 2007.

2.
The resource model and resource estimate should be updated following the 2007 fill-in drilling. The specific gravity (SG) data collected in the late 2006 program and from the 2007 program should be compiled and reviewed for use in the resource update. Updated modelling should implement a net smelter return (NSR) as a block model cut-off in preparation for the conversion of Indicated Mineral Resources to Mineral Reserves.

TABLE 1-3 BUDGET FOR OFFSET ZONES 2007 DRILLING
PROGRAM Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Planned Drilling and Related Work	Budget Estimate
Underground development	$1,600,000
Underground Drilling	$2,100,000
Engineering	$200,000
Metallurgy Studies	$200,000
Update Resource Modeling and Estimate	$30,000
Total	$4,130,000

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2 INTRODUCTION AND TERMS OF REFERENCE

Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) was retained by Lac des Iles Mines Ltd. (LDI) in November 2005 to carry out an independent estimate of Mineral Resources of the Offset Zone at the Lac des Iles mine (LDIM) and to prepare a National Instrument 43-101 (NI 43-101) compliant report. The Offset Zone is subdivided into the Offset High Grade Zone and the adjacent Roby Footwall Zone (the Offset zones). The Offset High Grade Zone is the fault-offset, down dip extension of the High Grade Zone that is currently being mined underground below the Roby open pit at LDIM.

This technical report was written by Scott Wilson RPA in accordance with the requirements of NI 43-101, Companion Policy 43-101CP, and Form 43-101F1 of the Ontario Securities Commission (OSC) and Canadian Securities Administrators (CSA).

LDIM is located in northwestern Ontario and is owned and operated by LDI, a wholly owned subsidiary of North American Palladium Ltd. (NAP). NAP is a Canadian company publicly listed on the TSX and AMEX. NAP carries out mineral exploration on the mine property on behalf of LDI. Open pit mining of the Roby Zone has been ongoing since 1993. In 2006, the mill processed 4.57 million tonnes to recover 237,338 oz Pd, 22,308 oz Pt, 17,237 oz Au, 2.72 million lbs Ni, and 5.16 million lbs Cu.

The open pit is operated by conventional truck and shovel mining, and low, medium, and high-grade material is stockpiled near the on-site concentrator. The mill produces a bulk concentrate, which is shipped to the Xstrata (Falconbridge) smelter at Sudbury. A major Phase 4 push back of the east wall is in progress, with waste removal of upper benches completed.

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In May 2004, LDI collared a portal in the northwest wall of the pit and ramped down to access the High Grade Zone that continues down dip from the Roby Zone hanging wall below the pit. LDI began processing development muck from the High Grade Zone in December 2005. The ramp was extended around the pit to the north and new portal was opened in the east wall in 2006. The High Grade Zone reached commercial production at 2,000 tpd in March 2006.

The Offset Zone was discovered in 2000 by deep drilling. It is interpreted to be the fault-displaced depth extension of the High Grade Zone, and it lies approximately 200 m south and 280 m east of the High Grade Zone, where it tops at 500 m below surface. Drilling to November 2005 has outlined the steeply dipping zone to a depth of approximately 1,000 m and along a strike length of approximately 600 m. Deepest drilling intersects the zone at a depth of approximately 1,625 m, however, no significant assays were returned. Drill intercepts in the zone are relatively wide-spaced, range from 25 m to >150 m and average approximately 85 m. Inferred resources were estimated for the Offset High Grade and Roby Footwall zones in 2005 and 2006. LDI conducted fill-in drilling of the zones to upgrade a portion of the Inferred Mineral Resource to Indicated. Further drilling is planned for 2007 with the intention of carrying out a feasibility study to convert resources to reserves. Pending completion of this work, LDI has targeted development of the Offset Zone for 2008.

Mr. Richard E. Routledge, M.Sc., P.Geo., Scott Wilson RPA Consulting Geologist, visited the LDIM on November 15 and 16, 2005. Technical documents and reports were obtained from NAP personnel, from the NAP exploration office in Thunder Bay, and from public sources. The principal technical documents and files, relating to the estimate of the Offset zones' Mineral Resources, are listed in Section 21 References. Discussions were held with the following technical personnel:

•	Reno Pressacco, NAP Vice President, Exploration and Development
•	Bruce Mackie, NAP Former Vice President Exploration
•	David Penna, LDI Senior Mine Geologist
•	Laila Sedore, LDI Chief Metallurgist

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•	Michael MacIsaac, NAP Exploration Manager
•	Jason Richard, NAP Exploration Geologist
•	Krista Nelson, NAP Exploration Geologist
•	Gerry Katchen, LDI Resource Geologist

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LIST OF ABBREVIATIONS

In this report, monetary units are Canadian dollars (C$) unless otherwise specified. The metric system (SI) of measurements and units has been used unless otherwise specified. Tables showing abbreviations used in this report are provided below.

μ	micron
°C	degree Celsius
°F	degree Fahrenheit
μg	microgram
A	ampere
a	annum
bbl	barrels
Btu	British thermal units
C$	Canadian dollars
cal	calorie
cfm	cubic metres per minute
cm	centimetre
cm2	square centimetre
d	day
dia.	diameter
dmt	dry metric tonne
dwt	dead-weight ton
ft	foot
ft/s	foot per second
ft2	square foot
ft3	cubic foot
g	gram
G	giga (billion)
Gal	Imperial gallon
g/L	gram per litre
g/t	gram per tonne
gpm	Imperial gallons per minute
gr/ft3	grain per cubic foot
gr/m3	grain per cubic metre
hr	hour
ha	hectare
hp	horsepower
in	inch
in2	square inch
J	joule
k	kilo (thousand)
kcal	kilocalorie
kg	kilogram
km	kilometre
km/h	kilometre per hour
km2	square kilometre
KPa	kilopascal
kVA	kilovolt-amperes
kW	kilowatt
kWh	kilowatt-hour
L	liter
L/s	litres per second
m	metre
M	mega (million)
m2	square metre
m3	cubic metre
min	minute
MASL	metres above sea level
mm	millimetre
mph	miles per hour
MVA	megavolt-amperes
MW	megawatt
MWh	megawatt-hour
m3/h	cubic metres per hour
opt, oz/st	ounce per short ton
oz	Troy ounce (31.1035g)
oz/dmt	ounce per dry metric tonne
ppm	part per million
psia	pound per square inch absolute
psig	pound per square inch gauge
RL	relative elevation
s	second
st	short ton
stpa	short ton per year
stpd	short ton per day
t	metric tonne
tpa	metric tonne per year
tpd	metric tonne per day
US$	United States dollar
USg	United States gallon
USgpm	US gallon per minute
V	volt
W	watt
wmt	wet metric tonne
yd3	cubic yard
yr	year

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Abbreviation	Meaning
Au	Gold
Cu	Copper
Co	Cobalt
Ni	Nickel
Pd	Palladium
Pt	Platinum
m.y.	Million years
O2	Oxygen

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3 RELIANCE ON OTHER EXPERTS

Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) has prepared this report for Lac des Iles Mines Ltd. (LDI). The information, conclusions, opinions, and estimates contained herein are based on:

•	information available to Scott Wilson RPA at the time of preparation of this report,

•	assumptions, conditions, and qualifications as set forth in this report, and

•
data, reports, and opinions supplied by LDI and other third party sources. Scott Wilson RPA does not guarantee the accuracy of conclusions, opinions, or estimates that rely on third party sources for information that is outside the area of technical expertise of Scott Wilson RPA.

Scott Wilson RPA has relied on mineral land title information as provided by LDI. Scott Wilson RPA has not verified the mineral land titles or the status of ownership. Scott Wilson RPA has relied on the results of metallurgical testing carried out by LDI staff. Scott Wilson RPA has not carried out any independent sampling and assaying.

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4 PROPERTY DESCRIPTION AND LOCATION

The LDI property comprises approximately 86.4 square kilometres of mineral claims and leases. The property is located at Latitude 49°10' North, Longitude 89°37' W, 85 km northwest of the community of Thunder Bay in northwestern Ontario (Figure 4-1).

The mine, mill and tailings impoundment area lie in the Boreal Forest ecoregion, characterized by typical northern Ontario forest with numerous lakes and beaver swamps.

MINING TENURE

LDI holds four Mining Leases, Land Registry Parcel Nos. 2982, 2983, 2984, 2985, comprising 1,442.6 hectares. Contiguous with these leases are 80 mineral claims consisting of 461 claim units covering 7,194.2 hectares, for a total property area of 8,636.8 hectares (Table 4-1, Figure 4-2).

The mine site straddles the Spruce River and Dog River/Matawin Forests. The land surrounding the mine is Crown Land with limited access that was used primarily for recreation, forest resource extraction, and trapping. LDIM is the only developed mine in the area. The mine area is part of a registered trap line. LDI co-operates with the Sustainable Forest Licence holders, utilizing the area, to ensure that marketable timber on the mine site is harvested.

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Hudson Bay
Manitoba
N
James Bay
ONTARIO
Québec
Red Lake
Pickle Lake
Lac des Iles Mine
Kenora
Sioux Lookout
Thunder Bay
Lake Superior
Timmins
Rouyn-Noranda
Chapleau
Kirkland Lake
Val d'Or
Sault Ste Marie
Sudbury
North Bay
Ottawa
Lake Huron
U. S. A.
Lake Michigan
Toronto
Lake Ontario
Windsor
Lake Erie
0 100 200 300 400 500
Kilometres
February 2007
Figure 4-1
Lac des Iles Mines Ltd.
Lac des Iles Mine
Northwestern Ontario
Location Map

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Table 4-1 Claims and Mining Leases Disposition
Lac Des Mines Ltd. Lac Des Iles Mines

Claims
	Claim Number	Unit Size	Area (Ha)	Recording Date	Due Date	Work Required	Comment
	1165549	1	12.2	6-Mar-92	06-Mar-07	$400	Pending Lease 431
	1165554	16	280.6	6-Mar-92	06-Mar-07	$6,400	Pending Lease 431
	1165556	4	65.5	6-Mar-92	06-Mar-07	$1,600	Pending Lease 430
	908327	1	15.9	15-Apr-86	15-Apr-07	$400	Pending Lease 430
	909807	1	16.5	9-May-86	09-May-07	$400	Pending Lease 430
	909808	1	16.5	9-May-86	09-May-07	$400	Pending Lease 430
	909809	1	10.2	9-May-86	09-May-07	$400	Pending Lease 430
	909810	1	10.6	9-May-86	09-May-07	$400	Pending Lease 430
	909811	1	6.3	9-May-86	09-May-07	$400	Pending Lease 430
	909812	1	14.5	9-May-86	09-May-07	$400	Pending Lease 430
	909813	1	11.8	9-May-86	09-May-07	$400	Pending Lease 430
	1194308	2	40.5	9-Sep-91	9-Sep-07	$800	Pending Lease 430
	1194310	4	62.2	9-Sep-91	9-Sep-07	$1,600	Pending Lease 430
	1200771	16	231.6	2-Dec-94	2-Dec-07	$6,400	Pending Lease 431
	873411	1	10.0	4-Dec-85	4-Dec-07	$400	Pending Lease 430
	873412	1	15.2	4-Dec-85	4-Dec-07	$400	Pending Lease 430
	873413	1	12.9	4-Dec-85	4-Dec-07	$400	Pending Lease 430
	873414	1	12.9	4-Dec-85	4-Dec-07	$400	Pending Lease 430
	873415	1	15.7	4-Dec-85	4-Dec-07	$400	Pending Lease 430
	873416	1	17.4	4-Dec-85	4-Dec-07	$400	Pending Lease 430
	1207892	6	96.4	3-Feb-95	3-Feb-08	$2,400	Apply credits
	1207893	6	102.2	3-Feb-95	3-Feb-08	$2,400	Apply credits
	1232007	6	98.5	5-Feb-98	5-Feb-08	$2,400	Apply credits
	1232008	2	39.1	6-Feb-98	6-Feb-08	$800	Apply credits
	1217213	6	98.8	21-Feb-97	21-Feb-08	$2,400	Apply credits
	1165555	12	190.0	6-Mar-92	06-Mar-08	$4,800
	1165557	3	62.8	6-Mar-92	06-Mar-08	$1,200
	1165558	8	134.6	6-Mar-92	06-Mar-08	$3,200
	1191467	4	59.6	25-Mar-94	18-May-04	$1,600
	1217347	1	12.5	14-Apr-98	14-Apr-08	$400
	1232009	1	8.3	14-Apr-98	14-Apr-08	$400
	1232010	2	33.6	14-Apr-98	14-Apr-08	$800
	1232011	2	32.3	14-Apr-98	14-Apr-08	$800
	1232742	4	69.0	21-Apr-98	21-Apr-08	$1,600
	873576	1	16.6	5-May-86	05-May-08	$400
	873577	1	13.4	5-May-86	05-May-08	$400
	873578	1	16.3	5-May-86	05-May-08	$400
	873579	1	17.2	5-May-86	05-May-08	$400
	873580	1	13.8	5-May-86	05-May-08	$400
	873581	1	16.3	5-May-86	05-May-08	$400
	1232619	8	151.8	7-May-98	7-May-08	$3,200
	1232620	8	126.7	7-May-98	7-May-08	$3,200
	909816	1	11.7	16-May-86	16-May-08	$400
	1215285	12	208.3	17-Jun-96	17-Jun-08	$4,800
	1215286	1	8.5	17-Jun-96	17-Jun-08	$400
	1215287	1	9.2	17-Jun-96	17-Jun-08	$400
	1215288	1	16.3	17-Jun-96	17-Jun-08	$400
	1215289	15	261.3	17-Jun-96	17-Jun-08	$6,000
	1215290	15	222.0	17-Jun-96	17-Jun-08	$6,000
	1215291	15	217.6	17-Jun-96	17-Jun-08	$6,000
	1215292	3	24.9	17-Jun-96	17-Jun-08	$1,200
	1215294	3	36.2	17-Jun-96	17-Jun-08	$1,200
	1232962	12	216.3	29-Jun-99	29-Jun-08	$4,800
	1238057	16	259.2	29-Jun-99	29-Jun-08	$6,400
	1238058	16	257.3	29-Jun-99	29-Jun-08	$6,400
	1238059	16	255.1	29-Jun-99	29-Jun-08	$6,400
	1238060	6	74.9	29-Jun-99	29-Jun-08	$2,400
	1238061	15	198.9	29-Jun-99	29-Jun-08	$6,000
	1238062	15	174.4	29-Jun-99	29-Jun-08	$6,000
	1205064	12	192.2	20-Jul-99	20-Jul-08	$4,800
	1191463	6	99.3	23-Aug-93	23-Aug-08	$2,400
	1191464	9	126.6	23-Aug-93	23-Aug-08	$3,600
	1194309	4	51.8	9-Sep-91	09-Sep-08	$1,600
	864416	1	12.5	19-Nov-85	19-Nov-08	$400
	864417	1	15.5	19-Nov-85	19-Nov-08	$400
	864418	1	12.8	19-Nov-85	19-Nov-08	$400
	864419	1	12.1	19-Nov-85	19-Nov-08	$400
	864420	1	13.0	19-Nov-85	19-Nov-08	$400
	864421	1	13.5	19-Nov-85	19-Nov-08	$400
	1187071	4	56.8	2-Dec-94	02-Dec-08	$1,600
	1200770	11	161.8	2-Dec-94	02-Dec-08	$4,400
	845318	1	8.6	4-Dec-85	04-Dec-08	$400	Apply credits
	1245678	15	233.7	8-Dec-00	08-Dec-10	$6,000
	1245679	15	247.0	8-Dec-00	08-Dec-10	$6,000
	1232621	12	207.7	7-May-98	07-May-11	$4,800	Pending Lease 431
	1232622	8	163.3	7-May-98	07-May-11	$3,200	Pending Lease 431
	1238053	6	82.2	29-Jun-99	29-Jun-12	$2,400	Pending Lease 431
	1238054	16	264.9	29-Jun-99	29-Jun-12	$6,400	Pending Lease 431
	1238055	15	266.6	29-Jun-99	29-Jun-12	$6,000	Pending Lease 431
	1238056	16	211.4	29-Jun-99	29-Jun-12	$6,400	Pending Lease 431
Total	80	461	7,194.2	-	-	$184,400

Leases

Claim Number	Parcel No.	Area (Ha)	Lease No.	Due Date		Annual Taxes	Comment
CLM251	2982LTB	235.0	104108 G4000197	31-Aug-27	-	$705	Surface and Mining Rights
CLM252	2983LTB	314.4	104109 G4000189	31-Aug-27	-	$1,024	Surface and Mining Rights
CLM253	2985LTB	395.7	104110 G4000192	31-Aug-27	-	$1,187	Surface and Mining Rights
CLM254	2984LTB	497.4	104111 G4000451	31-Aug-27	-	$1,492	Mining Rights Only
Total	4	1,442.6				$4,409
Grand Total	84	8,636.8

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306000 mE
308000 mE
310000 mE
312000 mE
314000 mE
HEAVEN LAKE AREA
LAC DES ILES AREA
SHELBY LAKE AREA
G-2512
N
5458000 mN
5456000 mN
5454000 mN
5452000 mN
5450000 mN
5448000 mN
5446000 mN
5444000 mN
ROBY PIT
CLM254
CLM253
CLM252
CLM251
Map Projection:
UTM Zone 16
NAD 83
0 0.5 1.0 1.5 2.0
Kilometres

Figure 4-2

Lac des Iles Mines Ltd.

Lac des Iles Mine

Northwestern Ontario

Claim Map

February 2007

Source: Lac des Iles Mines Ltd., 2007.

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ROYALTIES

The following information was obtained from the North American Palladium Ltd. 2002 Annual Report to Shareholders:

"Under the terms of a royalty agreement with The Sheridan Platinum Group Inc. and John Patrick Sheridan (together referred to as "the Sheridan Group"), LDIM is obligated to pay to the Sheridan Group a royalty equal to 5% of "net cash proceeds" received from concentrates and other products produced at the Lac des Iles Mine. The term of "net cash proceeds" is defined in the royalty agreement generally as the net proceeds of sale receivable by Lac des Iles Mines Ltd. from the production and sale of concentrates from the Lac des Iles Mine after deducting the costs of sampling, assaying, transporting and insuring the concentrate; smelting, processing and refining charges and penalties (excluding Lac des Iles Mines Ltd.'s own processing costs) and all applicable taxes and royalties that must be paid in respect of the mining operations. All mining operations at the Lac des Iles Mine are on the mining leases covered by the royalty agreement."

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5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

ACCESS

Access to the site is via a paved Provincial Highway No. 527 from Thunder Bay and then via a 15 km all-weather private road to the mine site. The site itself is served by well-maintained hard surface roads.

CLIMATE

The Lac des Iles area experiences hot summers and cold, snowy winters. Maximum and minimum temperatures range from an extreme low of-50°C in the winter months to an extreme high of 38°C in the summer months. Winter lows of –40°C are not uncommon in January and February.

Mean annual precipitation for LDIM is about 714 mm. The area is snow-covered for 5.5 months per year, with monthly snowfalls ranging from 270 mm to 450 mm in winter.

Prevailing winds at Lac des Iles are from the northwest. The relative humidity ranges from 50% to 77%.

LOCAL RESOURCES

Thunder Bay is the major service centre for northwestern Ontario and provides most of the services required by the operation. This includes an airport with regular daily service to major Canadian cities, rail connections, and ocean access via the Great Lakes and St. Lawrence Seaway.

Most consumables including fuel, cement, natural gas, and propane are readily available in Thunder Bay.

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INFRASTRUCTURE

A site plan drawing is shown in Figure 5-1. The main existing facilities are the new camp area, the old camp area, main office and tire shop, the old mill area, the new mill area, which includes the open pit shops, warehouse and operational offices, the old concentrator building, the open pit and stockpile area, and the tailings management facility.

CAMP FACILITIES

With the construction of the new mill, a 324-person camp and recreational complex was built. This facility is at capacity and will be expanded to accommodate the underground workforce.

WAREHOUSE AND LOGISTICS

All purchasing is handled by the on-site staff, with regular freight movement between the site and Thunder Bay. The trucking contractor maintains a transshipping warehouse in Thunder Bay for LDIM material. Road access to the site is adequate for moving in most materials, including oversize mining equipment.

Warehouse space was increased to accommodate spares for underground after moving the adjacent welding shop into the new maintenance building located near the administration building.

STOCKPILES

Waste dumps and ore stockpiles of various grades have been established on surface near the concentrator facilities.

TAILINGS MANAGEMENT FACILITY

Tailings from the mill are deposited and water reclaimed for use in the concentrator.

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30,000 mE.
31,000 mE.
32,000 mE.
33,000 mE.
34,000 mE.
32,000 mN.
31,000 mN.
30,000 mN.
N
Pumphouse
Phase IV Pit
New Camp
Core Storage
Old Camp
Old Crusher
Old Mill
New Administration Building
Maintenance Shop
New Mill
Crusher Building
Tailings Pond
Powerline
0 200 400 600 800 1000
Metres

Figure 5-1

Lac des Iles Mines Ltd.

Lac des Iles Mine

Northwestern Ontario

Site Plan

February 2007

Source: Lac des Iles Mines Ltd., 2006.

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SERVICES

Water and sewer services are supplied independently for each facility and are considered by LDI to be adequate for current needs. Expansion of potable water and sewer services are required for the underground workforce additions.

POWER

Electrical power is supplied by Hydro One via a 118 kV line to a main substation on site. Site distribution is maintained by LDI and consists of 4,160 V overhead lines around the site.

PHYSIOGRAPHY

Northwestern Ontario lies within the Superior Province of the Canadian Precambrian Shield, a boreal forest region typified by uplands forested mostly by black spruce, birch, poplar and jack pine, and low areas of numerous lakes and treed swamps. Drainage is poorly integrated and generally south to Lake Superior. Local land use is primarily forestry-related. The topography of the site is favourable for the placement of facilities, being generally of low relief. Elevations on the property range from 418 masl to 550 masl, exclusive of the open pit.

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6 HISTORY

The mineralization on the LDI property was first discovered by prospectors in 1963. Various exploration programs were undertaken over the next 25 years by a number of companies, including Anaconda, Texas Gulf Sulphur, and Boston Bay Mines.

In 1990, Madeleine Mines Ltd. developed the property. After intermittent production and continuing capital expenditures, commercial open pit production of the Roby Zone was achieved in December 1993. North American Palladium Ltd. (NAP) was formed as an outcome of corporate reorganization. In 2000, LDIM commenced an expansion program and a new mill was commissioned in the second quarter of 2001 to achieve its rated 15,000 tpd throughput in August 2002.

On July 31, 2003, Roscoe Postle Associates Inc. completed a positive pre-feasibility study for underground mining of the Main High Grade Zone at the LDIM on behalf of LDI. Subsequently, Roscoe Postle Associates Inc. completed a feasibility study (the study) for underground mining dated February 27, 2004. The study proposed to develop a 2,000 tpd underground mine to run concurrently with the existing Roby open pit. A NI43-101 Technical Report, dated April 2, 2004, was completed by Roscoe Postle Associates Inc. (Clow and Rennie, 2004) and summarized LDI’s underground project at the mine as of March 31, 2004. This report was based on the Roscoe Postle Associates Inc. Feasibility Study.

A major Phase 4 push back of the east pit wall was undertaken in 2004-2005, with waste removal of upper benches completed in 2005. Underground development on the High Grade Zone below the Roby pit started in 2004, with the ramp developed and the zone accessed in late 2005. The High Grade Zone began delivery of development muck to the concentrator in December 2005 and reached commercial production in March 2006.

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From 1999 to 2001, the NAP exploration arm carried out an extensive drilling campaign on behalf of LDI that identified mineralization at depth, below the ultimate pit bottom. The drilling identified two zones with potential for underground mining: the Main High Grade Zone (down dip extension of the open pit Main Zone) and the Offset High Grade Zone, a fault displaced continuation of the Main High Grade Zone that was discovered in 2001 by diamond drill hole 01-007. The Offset High Grade Zone was explored during 2001 by wide spaced drilling from 500 m to 900 m below surface. Some 39 holes (35,363.15 m) were completed in, and immediately above, the zone. Two holes for 2,783 m were drilled in the zone in 2003 and 2004. Fourteen additional holes (18,538.8 m) were drilled in 2005 and, to November 16, 2005, LDI had completed 55 holes totalling 56,686 m in the zone. In 2006, LDI drilled eight holes (±5,336.08 m) wedged off two existing surface holes to fill-in

The Offset High Grade Zone has been traced from 311,600N to 312,125N on strike (525 m) and vertically from -60 RL to -550 RL (490 m) at depths of 575 m to 1,065 m.

PRODUCTION HISTORY

In 2005, LDIM produced 15.3 million tonnes of ore and waste at 42,000 tpd and milled 3.7 million tonnes of ore averaging 1.72 g/t Pd from the Roby open pit (NAP 2005 Annual Report). The concentrator processed 4.8 million tonnes from mine and stockpiles at an average rate of 13,098 tpd. The 2005 metal production was 177,167 ounces Pd, 18,833 ounces Pt, 14,308 ounces Au, 5.5 million pounds copper, and 2.4 million pounds Ni. In 2005, approximately 30,698 tonnes of concentrate were shipped to Xstrata and CRVD Inco smelters in Sudbury. Production in 2005 was lower than for 2004 primarily due to decreased concentrator availability, wedge failure in the south pit wall in addition to waste stripping for the pit push back.

The majority of the 2005 production issues were addressed in 2006 with mill flotation circuit improvements and equipment maintenance that resulted in the mill returning to historical recovery levels. The underground high grade ore was blended with open pit ore for improved mill feed grades and higher recovery rates. During the fourth quarter of 2006, underground production from the High Grade Zone averaged 2,156 tpd at a Pd head grade of 6.42 g/t. All concentrate is now shipped to the Xstrata smelter in Falconbridge (Sudbury).

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Table 6-1 lists LDIM mill production for the last five years.

TABLE 6-1 MILL PRODUCTION SUMMARY
 Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

	Year	2006	2005	2004	2003	2002
Mill throughput	Tonnes	4,570,926	4,780,599	5,298,544	5,159,730	4,851,621
Pd Head Grade	g/t	2.18	1.66	2.41	2.31	1.91
Pd Recovery	%	74.0	69.6	75.1	75.5	73.8
Pd Ounces Produced	Oz	237,338	177,167	308,931	288,703	219,325
Pt Ounces Produced	Oz	22,308	18,833	25,128	23,742	19,180
Au Ounces Produced	Oz	17,237	14,308	25,679	23,356	16,030
Ni Pounds Produced	Lbs	2,721,042	2,353,227	4,320,970	4,070,785	2,763,654
Cu Pounds Produced	Lbs	5,155,588	5,514,670	7,836,183	7,142,674	5,295,486

Source: News release January 15, 2007

PRIOR RESOURCE ESTIMATES

Pincock, Allen and Holt (PAH) carried out an independent resource estimate for the Offset High Grade Zone in June 2003, which was compliant with NI 43-101. Roscoe Postle Associates Inc. assisted mine staff in wireframe modelling of the zone at that time. The Offset High Grade Zone Inferred Resource as of 2003 totalled 5.3 million tonnes averaging 6.10 g/t Pd. The estimate was based on mining costs of $42.89/tonne and a breakeven cut-off grade of 3.5 g/t Pd inclusive of co-product credits (Buffington et al., 2003). The latter was derived from concentrator and smelter recoveries at that time and metal price assumptions as follows:

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Metal	Price
Pd	US$325/oz
Pt	US$550/oz
Au	US$325/oz
Cu	US$0.85/lb
Ni	US$3.25/lb

Roscoe Postle Associates Inc. (Routledge, 2006) prepared an independent estimate of Inferred Resources for the Offset and footwall Roby zones dated March 31, 2006, based on drilling to year end 2005. Table 6-2 outlines resources at incremental cut-off grades from 3 g/t Pd to 7 g/t Pd and at 3.2 g/t PdEq.

TABLE 6-2 2006 ESTIMATE OF INFERRED RESOURCES IN THE
OFFSET AND ROBY FOOTWALL ZONES
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

		Grade
Cut-Off Grade	Tonnes (000's)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	PdEq g/t
7.0 Pd g/t	1,933	7.91	0.47	0.45	0.11	0.14	9.61
6.0 Pd g/t	3,891	7.15	0.43	0.42	0.10	0.13	8.72
5.3 Pd g/t	6,295	6.58	0.40	0.39	0.10	0.13	8.04
5.0 Pd g/t	7,549	6.34	0.40	0.38	0.10	0.13	7.77
4.5 Pd g/t	10,249	5.93	0.38	0.37	0.10	0.12	7.31
4.0 Pd g/t	11,560	5.74	0.37	0.36	0.10	0.12	7.09
3.2 Pd g/t	13,709	5.41	0.37	0.35	0.10	0.12	6.73
3.0 Pd g/t	13,915	5.37	0.37	0.35	0.10	0.12	6.70
3.2 PdEq g/t	14,558	5.24	0.36	0.35	0.10	0.12	6.55

Notes:

1.	CIM definitions were followed for Mineral Resource estimation and classification.
2.	Mineral Resources are estimated at a zone definition cut-off grade of 3.2 g/t Pd equivalent grade.
3.	Mineral Resources were estimated using average long-term metal US$ prices of $4.50/lb nickel, $1.20/lb copper, $750/oz platinum, $275/oz palladium and $400/oz gold.
4.	US$/C$ exchange rate for the estimate was 1.25.
5.	Bulk density is 2.89 t/m3.
6.	Resources were estimated to a maximum depth of 1,315 m.
7.	Palladium equivalent (PdEq g/t) = Pd g/t + 2.33 x Pt g/t + 1.31 x Au g/t + 2.21 x Cu% + 3.94 x Ni%.

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7 GEOLOGICAL SETTING

The following geological description has been summarized from Clow and Rennie (2004). The original source of this information is Lavigne and Michaud (2001). Additional information is available in Brugmann et al. (1989).

REGIONAL GEOLOGY

The Lac des Iles area is underlain by mafic to ultramafic rocks of the Archean Lac des Iles Intrusive Complex (LDI-IC). These rocks have intruded granites and greenstones of the Wabigoon Subprovince of the Superior Province (Figure 7-1). The LDI-IC lies immediately north of the Wabigoon-Quetico subprovince boundary, which extends some 300 km from Rainy Lake to Lake Nipigon. The LDI-IC is the largest of a series of mafic and ultramafic intrusions that occur along the boundary and which collectively define a circular pattern 30 km in diameter in the vicinity of the mine.

LOCAL AND PROPERTY GEOLOGY

The mine lies in the southern portion of the LDI-IC, in a roughly elliptical intrusive package measuring 3 km long by 1.5 km wide (Figure 7-2). These rocks, locally termed the Mine Block Intrusive (MBI), comprise a very wide range of textures and mafic and ultramafic compositions. The MBI is host to a number of PGE deposits, and the most important of these is the Roby Zone. The Roby Zone consists of three subzones: the North Roby Zone, High Grade Zone, and Breccia Zone. Of principal economic interest for underground mining is the High Grade Zone of the Roby Zone, extending beneath the Roby Pit and the Offset High Grade Zone, a fault-displaced depth extension of the High Grade Zone.

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Wabigoon Subprovince
Tib Lake
Buck Lake
Lac des Iles
Demars-
Wakinco Lake
Upsala
Rainy
Lake
Dog Lake
Quetico Fault
Fort Frances
Rainy Lake
Samuels Lake
Quetico Subprovince
Canada
U.S.A
Wawa Subprovince
Thunder Bay
Lake
Superior
N
0 10 20 30 40 50
Kilometres
Source: Lavigne and Michaud, 2001.
Legend:
Proterozoic rocks
Archean
Felsic intrusive rocks
Alkaline intrusive rocks
Mafic and felsic volcanic rocks
Ultramafic-mafic intrusive rocks
Metasediments
Major fault
Subprovince boundary
Highway
Figure 7-1
Lac des Iles Mines Ltd.
Lac des Iles Mine
Northwestern Ontario
Regional Geology
February 2007

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Legend:
Archaean
Felsic Plutonic Rocks
Metasedimentary Rocks
Felsic Volcanic Rocks
Mafic Volcanic Rocks
Gabbro Complex
Gabbronorite Complex
Hornblende Gabbro Complex
Ultramafic Complex
Proterozoic
Diabase Sills and Dykes
NAP Minesite, Occurrences
North American Palladium Claims
Tib Lake Intrusion
Highway 527
N
Lac des Iles Complex
Dog River Intrusion
Buck Lake Intrusion
Shelby Lake Intrusion
Legris Lake Intrusion
Taman Lake Intrusion
Wakinoo-Demars Lake Intrusion
0 2 4 6 8 10
Kilometres
Figure 7-2
Lac des Iles Mines Ltd.
Lac des Iles Mine
Northwestern Ontario
Local Geology
February 2007
Source: Lavigne and Michaud, 2001.

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The Mine Block Intrusion (MBI) is texturally and compositionally complex. Its composition ranges from anorthosite to clinopyroxenite, leuco-gabbronorite to melanonorite, and includes magnetite-rich gabbro. Textures include equigranular, fine to coarse-grained, porphyritic and pegmatitic, varitextured units and heterolithic gabbro breccias. These last three textural types are the most common host to PGE mineralization, including the Roby Zone.

The MBI consists of two lithologically distinct domains. The oval-shaped domain immediately south of Lac des Iles is lithologically complex and contains widespread PGE mineralization, while the domain further to the south is dominated by massive medium-grained PGE-barren gabbronorite (Figure 7-3).

Systematic surface sampling of the massive gabbronorite has demonstrated that the latter has anomalously low PGE content. Extensive stripping has disclosed that the interior of the oval-shaped domain has an abundance of monolithic and heterolithic breccia with an average composition of gabbronorite. Within this area, individual lithological units are not laterally extensive, signifying a chaotic distribution of lithologies.

The most laterally continuous unit is a massive medium-grained gabbro, referred to as East Gabbro, termed EGAB by the mine staff. The EGAB is adjacent to a variably textured gabbro "rim" to the west and more equigranular gabbronorite (GN) to the east. The variably textured rim is host to the Roby palladium deposit, where heterolithic gabbro breccia (HGAB) commonly occurs as pipes and pods, and large blocks (~60 m) of varying composition.

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0 0.5 1 1.5 2
Kilometres
N
Lac des Iles
Mine Property Boundary
Mine Property Boundary
Lac des Iles
North Lac des Iles Intrusion
Source: Lavigne and Michaud, 2001.
Phase 3 Roby Pit
Mine Block Intrusion
Camp Lake
Camp Lake Intrusion
Legend:
Diabase
Felsic Intrusives
Leucogabbro / Gabbro
Varitextured Gabbro
Heterolithic Gabbro Breccia
Gabbronorite
Gabbronorite Breccia
Magnetite Gabbronorite
Hornblende Gabbro
Clinopyroxenite
Websterite
Peridotite
Area of No Outcrop
Outline of Intrusive Chambers
Figure 7-3
Lac des Iles Mines Ltd.
Lac des Iles Mine
Northwestern Ontario
Geology of the Lac des Iles Intrusive
February 2007

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The principal rock types in the mine area, as defined by the mine staff, are:

•	Heterolithic Gabbro (HGAB) - described above, is the principal host for the Roby Zone.

•	East Gabbro (EGAB) - also described above, is a barren unit bounding the Roby Zone to the east.

•	Pyroxenite (PXN) - a steeply dipping thin layer situated along the contact between the Heterolithic Gabbro and East Gabbro. It hosts the highest proportion of the High Grade Zone.

•
Gabbronorite (GN) - a 20 m to 50 m thick steeply dipping slab located along the northwestern contact of the East Gabbro. It is also a host unit of the High Grade Zone, although to a lesser degree than the PXN.

•
Gabbronorite Breccia (GNBX) - a Pd-mineralized (Twilight Zone) heterolithic breccia, similar to the HGAB but without pegmatitic phases or varitextured gabbro. It occurs as a roughly cylindrical pod, approximately 150 m in diameter, completely enclosed by EGAB.

•
High Grade Zone - a north-northwest to north-northeast striking, steeply to moderately easterly dipping zone, up to 20 m thick and sheared in places, and host to high-grade PGE mineralization. Occurs primarily in the PXN and GN, along the eastern margin of the Roby Zone.

•	Offset High Grade Zone - a faulted down-dip extension of the High Grade Zone (see Figure 7-4).

•	Dikes - late, post-ore mafic dikes.

In the Offset High Grade Zone, the major host rocks are approximately 37% heterolithic gabbro breccia, 32% pyroxenite, 16% gabbro and gabbro breccias. Dilution by dikes within the wireframed zone is approximately 3%. The higher grade portions of the Roby Footwall Zone were wireframed, and the Roby Footwall Zone major host rocks are heterolithic gabbro breccia 60%; vt gabbro, gabbro, and gabbro norites total 31%. Included dikes are 1.2%.

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Samples >2.5 g/T Pd
Samples >0.7 g/T Pd
Drill core Sample >1 g/T Pd + Pt
Outline of Ore Zones - 2000
Faults
Lac des Iles
BAKER ZONE
CREEK ZONE
ROBY PIT
PHASE 3
Projection of
Offset Zone
to Surface
ROBY
ZONE
TWILIGHT
ZONE
MOORE
ZONE
Camp
Lake
Legend:
Diabase
Felsic Intrusives
Leucogabbro / Gabbro
Varitextured Gabbro
Heterolithic Gabbro Breccia
Gabbronorite
Gabbronorite Breccia
Magnetite Gabbronorite
Hornblende Gabbro
Clinopyroxenite
Shear Ore
0
250
500
750
1000
Metres
Figure 7-4
Lac des Iles Mines Ltd.
Lac des Iles Mine
Northwestern Ontario
Property Geology

February 2007

Source: Lavigne and Michaud, 2001.

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8 DEPOSIT TYPES

The Roby Zone is a bulk mineable, PGM-enriched disseminated sulphide deposit with a minimum north to south length of 950 m, a width of 815 m, including the Twilight Zone in the southwest portion of the deposit. Drilling has intersected the deposit to a depth of 1,200 m.

The Roby Zone is composed of three distinct ore types: High Grade Ore (7.6% of volume), North Roby Ore (5.3% of volume), and Breccia Ore (87.1% of volume). The High Grade Ore is the primary ore type contemplated for underground mining operations. Current open pit mining operations segregate muck into direct mill feed for Pd grades of ≥1.1 g/t and an RGO low-grade stockpile for Pd grades of ≥0.7 g/t.

High Grade Ore is hosted mainly within a portion of a 15 m to 25 m thick unit of PXN/melanogabbro (Figures 7-3 and 7-4). It is located in the east central portion of the Roby Zone, bounded by the barren EGAB hangingwall and HGAB-hosted Breccia Ore to the west. The High Grade Zone is primarily confined to a 400 m long segment of the PXN, although it does extend northward into the GN.

The High Grade Zone dips near-vertically near surface and flattens to nearly 45° at depth. The zone appears to be terminated down dip by a relatively shallow dipping fault, the Offset Fault. Below this structure, the Offset High Grade Zone, a higher grade zone similar to the High Grade Zone, has been intersected in drill holes, where it is displaced down and approximately 300 m to the west (Figure 8-1). Within the wireframed Offset High Grade Zone, the palladium mineralization is hosted in approximately 37% heterolithic gabbro breccia, 32% pyroxenite, 16% gabbro and gabbro breccias. Approximately 3% of the zone is occupied by late dikes (dilution). Higher grade portions of the Roby Footwall Zone, in the footwall of Offset High Grade Zone, are hosted 60% by heterolithic gabbro breccia and 31% by vt gabbro, gabbro and gabbro norites with dilution by approximately 1% late dikes.

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West
East
PXN
HGAB
GNBX
EGAB
GN
MAIN ZONES
HIGH GRADE ZONE
Ultimate Pit Outline
8.76g Pd / 14.8m
7.88g Pd / 15.0m
11.867g Pd / 9.0m
Fault
6.0g Pd / 19.8m
8.41g Pd / 18.0m
10.33g Pd / 10.5m
OFFSET ZONE
Legend:
Gabbro (HGAB)
Gabbronorite Breccia (GNBX)
East Gabbro (EGAB)
Gabbronorite (GN)
Pyroxenite (PXN)
February 2007
Source: North American Palladium

Figure 8-1

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

Typical Cross Section Through Lac des Iles Mineral Deposit

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9 MINERALIZATION

Palladium and platinum mineralization within the High Grade Zone consists primarily of fine-grained PGE sulphide, braggite and telluride minerals, merenskyite and kotulskite (Sweeny, 1989; quoted in Lavigne and Michaud, 2001). These are present interstitially to cumulus grains and as inclusions within secondary silicates.

Higher PGM grades (mean - 7.89 g/t Pd, maximum - 55.95 g/t Pd) occur in those portions of the PXN that are altered to an assemblage of amphibole (anthophyllite-actinolite-hornblende)-talc-chlorite. The PGM tenor is not proportional to the sulphide content, and samples free of visible sulphide often contain more than 10 g/t Pd. The high-grade mineralization is located primarily within the western, highly altered portion of the PXN, since much of the PXN between the barren EGAB and the High Grade Zone is low grade. The higher grade "High Grade Ore" is not restricted to the PXN as it commonly straddles the PXN/gabbro breccia contact to depths exceeding 250 m.

Platinum group and chalcophile elements occur in variable amounts in almost every ore type within the Roby Zone. Twelve PGMs have been identified in the Roby Zone, including braggite (Pt,Pd)S, kotulskite Pd(Te,Bi)2, isometrieite Pd11(Sb,Te)2As2, merenskyite PdTe2, moncheite PtTe2, palladoarsenide Pd2As, sperrylite PtAs2, stibiopalladinite Pd5Sb2, stillwaterite Pd8As3, vysotskite PdS, unnamed Ag4Pd3 te4 and Pd5As2 (Watkinson and Dunning, 1979; Cabri and Laflamme, 1979; Sweeny, 1989; quoted in Lavigne and Michaud, 2001). Palladium also occurs in solid solution in melonite, gold, and pentlandite (Dunning, 1979; quoted in Lavigne and Michaud, 2001).

The majority of PGMs either occur within sulphides or are associated with sulphides at sulphide-silicate boundaries, occurring as discrete mineral inclusions within secondary silicates of altered rocks (Sweeny, 1989; quoted in Lavigne and Michaud, 2001). The PGM minerals present are summarized below in Table 9-1.

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TABLE 9-1 PLATINUM GROUP MINERALS IN THE
ROBY ZONE
Lac des Iles Mines Ltd. - Lac des Iles U/G Project

Mineral	Chemical formula
Braggite	(Pt,Pd)S
Kotulskite	Pd(Te,Bi)2
Isometrieite	Pd11(Sb,Te)2As2
Merenskyite	PdTe2
Moncheite	PtTe2
Palladoarsenide	Pd2As
Sperrylite	PtAs2
Stibiopalladinite	Pd5Sb2
Stillwaterite	Pd8As3
Vysotskite	PdS
Unnamed	Ag4Pd3 te4
Unnamed	Pd5As2
Melonite, gold, pentlandite	Pd in solid solution

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10 EXPLORATION

The property was the subject of a Technical Report by Pincock, Allan & Holt (PAH) in September 2003. This report has been filed on SEDAR and is publicly available. Parts of Sections 10 through 14 of the present report are quoted from the PAH report.

From PAH, 2003:

"The property has been mapped by several companies since the 1960s…

…The first detailed mapping of the Roby Zone was conducted by LDI during the period 1992-1994. During this period the eastern part of the zone was stripped of overburden, then mapped and sampled. This program continued in 1995 over the South Roby area.

In 1998 the area between the south pit and the main pit was stripped, mapped and channel sampled. In 1999 this program was expanded to the area east of the Roby pit and resulted in the discovery of the mineralized Twilight Zone."

LDIM is an operating mine. Exploration in the immediate area of the deposit has been completed, except for delineation drilling of the Offset zones, which is ongoing.

The Offset Zone was discovered in 2000 by drill hole 00-204. Some 39 holes (35,363.15 m) were completed in, and immediately above, the zone during 2000 and 2001 to explore the zone. Two holes for 2,783 m were drilled in the zone in 2003 and 2004. Fourteen additional holes (18,538.8 m) were drilled in 2005.

In 2006, LDI allocated a budget of $3.3 million for drilling to better define and upgrade a portion of the Offset High Grade Zone Inferred Resource. As of 2005, drill hole intercepts within the Offset zones were generally spaced at 120 m to 140 m. The infill drilling program was designed to tighten the spacing to approximately 50 m by 50 m in and around some of the wider intercepts. Eight wedge offset holes (3,336 m) were drilled from two surface holes to fill in on certain sections and close the hole spacing, allowing for classification of some of the resource as Indicated Resource.

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An exploration drift is currently being drilled off to access the Offset High Grade, Zone with underground drilling of the zone planned to commence in the first quarter of 2007. In 2006, LDIM spent approximately $250,000 on exploration drifting related to the Offset zones.

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11 DRILLING

The resources of the Offset High Grade and Roby Footwall zones have been delineated by 56 surface diamond holes including nine wedge holes, totalling 61,104.48 m. A total of 67 holes for 68,422.98 m delineate the zone. For interpretation and modelling constraint of the Offset zones up and down dip, Scott Wilson RPA used 178 holes totalling 138,261.08 m that explored below the High Grade Zone and above the Offset zones.

There are 41 NQ diamond drill holes intercepts in the Offset zones (including nine wedge holes) totalling 1,649.87 m. The zone resources have been delineated on a wide spaced pattern, averaging approximately 80 m, on vertical longitudinal section, including 18 relatively clustered holes. The 2006 wedge offset drilling holes cut the Offset zones on five cross sections (±30 m apart) with intercepts in the Offset High Grade Zone of 20 m to 100 m apart vertically on three sections. The overall hole spacing is slightly in excess of 100 m if the clustered holes and closer spaced 2006 holes are ignored.

Drilling in the zone has been all NQ wireline, with a core diameter of 47.6 mm. Figure 11-1 shows the Offset drill holes in plan. Figures 11-2 to 11-5 show composite drill hole cross and longitudinal sections, and typical cross sections with zone outlines.

DATABASE

The Offset Zone drilling database originated as Gemcom Project GCDB11 in Gemcom Software International Inc. Version 4 (Gemcom). GCDB11 was used to estimate open pit resources and reserves at LDIM and was updated to project GCDB12 with the addition of drill holes and further data verification. GCDB12 was used in estimating resources and reserves for the underground High Grade Zone for the 2003 Roscoe Postle Associates Inc. underground feasibility study (Clow and Rennie, 2004). GCDB11 was imported to Gemcom's GEMS 5 format by the NAP Exploration department, developed and updated with exploration drilling and delineation drilling on the Offset zones. NAP provided Scott Wilson RPA with the GEMS 5 project database, and Scott Wilson RPA has worked with this database in GEMS 6.04 to estimate resources for the Offset zones.

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The drill holes in the GEMS 6.04 project database are summarized by year in Table 11-1. Table 11-2 summarizes drilling that delineates the Offset zones.

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TABLE 11-1 SUMMARY OF LDIM DRILLING
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	No. of
Year	Holes	Length (m)		Series
1964	11	1,516	G64-1	-	G64-9
1966	13	1,900	A66-12	-	A66-24
1970s	111	17,822	P001	-	P114
1986	9	1,893	86-01	-	86-26
1987	2	176	87-37	-	87-40
1988	6	1,052	88-1	-	88-8
1989	4	607	89-1	-	89-4
1992	22	1,177	92-01	-	92-22
1995	56	7,802	95-01	-	95-57
1997	19	4,243	97-01	-	97-19
1998	51	7,591	98-01	-	98-53
1998	108	3,272	EX-P-01	-	EX-P-141
1999	254	54,757	99-001	-	EXP99093
2000	233	117,324	00-001	-	00-339
2001	36	26,792	01-001	-	01-086
2002	81	47,602	02-001	-	02-094
2003	25	10,211	03-001	-	03-029
2004	4	2,546	04-001	-	04-004
2005	46	25,533	05-001	-	05-048
2006	8	5,336	05-006W2	-	05-016W4
Total	1,099	339,152

TABLE 11-2 SUMMARY OF OFFSET ZONES DRILLING
 Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	No. of
Year	Holes	Length (m)		Series
2000	29[1]	23,711.58	00-009	-	00-258
2001	12	12,751.50	01-007	-	01-079
2003	3	2,451.00	03-018		03-023
2004	1	1,811.00	04-004		-
2005	14	18,079.10	05-001	-	05-015
2006	8[2]	5,336	05-006W2	-	05-016W4
Total	67	64,140.18

Notes:
1)  includes one wedge hole
2)  wedge holes

ASSAYS/ANALYSES

The assay database contains 108,951 records of which 108,573 records (259,699.08m) are for lengths <15 m and have posted Pd analyses. The database includes all mine exploration drilling. Of this, there are 40,495 assays for 90,161.79 m in the drilling  surrounding the Offset zones and 17,652 assays for 36,007.33 m in the holes that delineate the Offset High Grade and Roby Footwall zones.

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SURVEYING

COLLAR

The Exploration department surveyor uses a Sokkia Set4E total station set on a foresight established by GPS (global positioning system) to assess the drill position for alignment prior to drilling. At least two points are sighted on the drill rod string to determine whether it is oriented in the plane of the desired section, and the drill moves until the surveyor is satisfied with the position. The drill site geologist uses a digital SmartTool level to check the dip at several areas on the drill casing and mast rails. The drillers adjust the dip under supervision of the geologist and tighten the mast chains once the final dip is established.

The final collar survey is done by the Exploration department surveyor after the casing has been driven and the hole has reached 50 m to 100 m into bedrock. A survey station is established by Trimble GPS instrument and transit with a clear line of sight to two points (the rod shot and lower shot) on the drill rod. Northing, easting, and elevation coordinates (X, Y, Z) for each point are determined and recorded using the SDR33 electronic field notebook. These coordinates are then transferred into a formatted Excel template along with a measurement from the lower of the two points to the top of the drill casing. The X, Y, and Z coordinates of the top of casing as well as the azimuth and dip of the drill rod are automatically calculated by the spreadsheet.

DOWNHOLE

Maxibor of Reflex Instrument AB has been utilized for downhole surveys, initially by contract (1999) and then in-house (from 2000 on). At least three downhole tests are performed on each drill hole. An initial bedrock test is performed after approximately 100 m of drilling has been followed by an intermediate test mid-way through the hole (often at a 275 m to 300 m depth), and a final test is performed after the hole has been completed. Additional tests may be required if any corrective measures are taken (such as changing from the hexagonal core barrel to the round core barrel).

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Maxibor is a laser-optical system that operates on the principle of bending of the drill rods to trace hole deviation. Readings were taken at nominal three-metre intervals up hole from the bottom. The unit's internal camera images and records data readings for the hole deviation at each position. It gathers data based on the known drill hole collar position, and all further readings are related to the initial collar survey, allowing the instrument to record deviations from the original azimuth and dip. The measurements are turned into X-Y-Z coordinates. At the end of the survey, data are downloaded to a laptop computer. Files are subsequently transferred to a computer in the Exploration office and compiled into an Excel spreadsheet.

Maxibor reports deviation from a straight line with an accuracy of 1:1000 (or 1 mm per 1 m of drill hole). The system is suitable for inclined holes and is not affected by variable geomagnetic fields.

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12 SAMPLING METHOD AND APPROACH

Rock Quality Designation (RQD) and fracture density measurements are carried out by technicians before geologic logging and sampling. Core logging was performed by NAP exploration geologists. Since 2002, logging has been done on laptop computers and entered into a MicroSoft ACCESS database in an in-house designed format. Logging data are entered into a blank copy of the drill hole database and subjected to internal program data entry verification for hole number and sample number, as well as for "from-to" intervals. Further review is done in Excel spreadsheets before uploading into the master database and then to Gemcom software. The database is maintained by exploration staff. Core is photographed by digital camera and images are filed with drill logs in JPG format.

Sampling policy was to standardize sampling within the zone and immediate hanging wall at one-metre intervals, with a minimum length at 20 cm. Outside the zone, in barren rock, sample intervals are generally 1.0 m, 1.5 m, and 3.0 m. From the digital database, assay lengths within the zone range from 0.19 m to 3.80 m and appear to be relatively grade independent for Pd. It is evident from Figure 12-1 that sampling was "standardized" at different lengths campaign to campaign. Approximately 42% of the sample lengths are at 1 m, 17% at 1.5 m, and 15% at 3 m, with 10% at less than 1 m. The remaining 16% of sample lengths vary between 1 m and 3.8 m.

Sample intervals are marked by grease pencil on core at the sample limits, with arrows pointing internally to the sample. Sample labels carry the hole number as a prefix and are numbered consecutively down hole starting with 001. The numbering includes blanks and reference standards imbedded in the numbering sequence. Dikes and other non-mineralized units more than one metre long are sampled separately.

Drill core samples from the Offset High Grade and Roby Footwall zones were cut by diamond saw, with one half bagged for analysis and the other returned to the core box for archive. Initially, sawing used a recirculated cooling water bath, which was changed for each core box (±4.5 m core, ±5 gallons) to avoid contamination. The current core sawing operation uses a continuous drain. Mineralized core outside the zones has been manually halved by a hydraulic splitter.

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Specific gravity (SG) water immersion tests and magnetic susceptibility readings are done on core by rock type, and at 30 m intervals within rock type particularly for core that is subject to assay. Near the end of the 2006 drilling program, LDIM initiated taking a SG measurement at six metre intervals throughout the Offset zones.

Measurements are recorded on hardcopy forms, digitized, compiled, error checked, and imported to a geotechnical database. Geological technicians carry out the geotechnical and SG measurements, core halving and bagging and are responsible for inserting the prenumbered quality assurance and quality control samples into the batch for shipping.

Scott Wilson RPA examined core and reviewed procedures. Scott Wilson RPA notes that core recovery is not recorded; however, based on the core observed and the confirmation by the logging geologists, recovery is generally very good (95% to 100%), except for fault or shear zones where recovery may be 30% to 90%. In Scott Wilson RPA's opinion, the core logging and sampling is industry standard and is appropriate as applied to the Offset zones.

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Figure 12-1 Offset Zones Assay Sample Length Statistics
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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13 SAMPLE PREPARATION, ANALYSES AND SECURITY

LDI used ALS Chemex (Chemex) for 2000 and 2001 drill hole series core preparation and analyses done from March 2000 to August 2001. Sample preparation was carried out in Mississauga, Ontario, with analyses performed in Vancouver, British Columbia. The 2003 to 2005 drill hole series core has been prepared and analyzed by Accurassay Laboratories (Accurassay), a division of Assay Laboratory Services Inc., in Thunder Bay, Ontario.

Both Accurassay and Chemex are independent, commercial mineral laboratories. Accurassay is accredited by the Standards Council of Canada (SCC) under ISO/IEC 17025 guidelines for PGM, Cu, Ni, and Co analysis by atomic absorption spectroscopy (AA). It undergoes proficiency testing PTP-MAL through the SCC and participates in Round Robin testing through the Society of Mineral Analysts. Chemex is ISO 9002 certified and is accredited under ISO/IEC 25 guidelines.

The sample preparation and assay procedures used by Accurassay are as follows:

•	Core sample numbers are entered into the local laboratory information management system (LIMS).

•	Samples are dried, if necessary.

•	Samples are jaw crushed to -8 mesh (2.36 mm).

•	A 250 g to 400 g cut is taken by riffle splitting, with the balance stored as coarse reject.

•
The above cut is plate pulverized to 90%-150 mesh (106 µm), and then matted to ensure homogeneity. Silica sand is used to clean out the pulverizing dishes between each sample to prevent cross contamination.

•
For precious metals assay, a one assay ton pulp split (±30 g) is mixed with a lead based flux and fused in a muffle oven. The resulting lead button is placed in a cupelling furnace where all of the lead is absorbed by the cupel, and a silver bead, which contains any gold, platinum and palladium, is left in the cupel. Once the cupel has been removed from the furnace and cooled, the silver bead is placed in a labeled small test tube and digested using a 1:3 ratio of nitric acid to hydrochloric acid. The samples are bulked up with 1.0 ml of distilled de-ionized water and 1.0 ml of 1% digested lanthanum solution for a total volume of 3.0 ml. The solution is cooled and vortexed and then allowed to settle. Analysis for gold, platinum, and palladium is then done using atomic absorption spectroscopy (AA). The AA unit is calibrated for each element using the appropriate ISO 9002 certified standards in an air-acetylene flame.

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•
For base metal assay, pulps are digested using a multi-acid digest (HNO3, HF, HCl). The samples are bulked up with 2.0 ml of hydrochloric acid and brought to a final volume of 10.0 ml with distilled de-ionized water. The samples are vortexed and allowed to settle and then analyzed for copper, nickel, and cobalt using atomic absorption spectroscopy.

•
The results for the atomic absorption are checked by the technician and forwarded to data entry by electronic transfer, and a certificate is produced. The Laboratory Manager checks the data and validates it if it is error-free. The results are then forwarded to LDI by email and hardcopy in the mail.

The sample preparation and assay procedures used by Chemex are as follows:

•
Core samples numbers are entered into the LIMS that employs bar coding and scanning technology for chain of custody reporting, as samples are tracked from sample preparation through analysis, and computer-generated certificate reporting.

•	Samples are oven-dried, if necessary. Samples are jaw crushed to >70% -2 mm (9 mesh).

•	A 250 g cut is taken by riffle splitting, with the balance stored as coarse reject.

•
The above cut is pulverized in a ring and puck LM2 grinding mill to >85 % passing minus 75 µm (200 mesh) and homogenized. Barren material is used to clean the mill between sample batches to prevent cross contamination.

•
A one assay ton (30 g, i.e., 27 g to 33 g) aliquot of pulp is fire assay fused for one hour at 1,050ºC, multi-acid digested, and then analyzed by 23 to 24 element inductively coupled plasma - atomic emission spectometry (FA-ICPAES).

Detection limits for assays are:

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Metal	Accurassay Detection limit		Chemex Detection limit
Pd	0.010	g/t	0.005	g/t
Pt	0.015	g/t	0.001	g/t
Au	0.005	g/t	0.001	g/t
Cu	0.001%		0.001%
Ni	0.002%		0.005%
Co	0.0001%		0.0002%

The Exploration Office in Thunder Bay maintains hardcopy laboratory certificates and digital copies on file, the latter stored by drill hole number. The digital analytical results are compiled, formatted, and imported into the master drill hole database.

Core samples are secured in the logging/sampling geology facility at the mine site. The mine itself has a gate house and barriers to restrict public access. Core samples are trucked by exploration staff to the Accurassy laboratory in Thunder Bay. Samples to Chemex in Mississauga were shipped by courier.

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14 DATA VERIFICATION

Data verification on the LDIM drill hole database has been carried out as part of a past open pit feasibility study by AGRA Simons (May 2000), a report by Pincock Allan & Holt (PAH) in 2003, and an underground feasibility study by Roscoe Postle Associates Inc. in 2004. Scott Wilson RPA excerpted the following from the PAH (Buffington et al., 2003) report:

"AGRA Simons conducted substantial checks on the database for the open pit Feasibility Study (May 2000) that included over 93,400 meters of drilling in 419 diamond drill holes and 183 percussion holes. The percussion holes are confined to the North Roby Zone and were used in grade calculations, but not in the classification of ore reserves.

AGRA Simons checked 10 percent of the assay and geological database for accuracy. In the original 43-101 filing for NAP, PAH checked five holes selected at random containing 250 assays, and agrees with AGRA Simons that the database used in construction of the geological and resource model meets industry standards.

AGRA Simons made a number of adjustments to the database. Unsurveyed drill holes from earlier drill campaigns were corrected by using data derived from surveyed holes and in addition, the corrected holes were clipped at depth to prevent excessive errors.

Several adjustments were made to the assay database to compensate for differences in assay protocol. AGRA Simons compared the various check assays and concluded that the accuracy and precision of the results are within accepted industry standards. Some of the nickel assays were assayed for total nickel as opposed to sulphide-nickel. AGRA Simons used existing check-assays to reduce the total nickel assays downward to make them comparable to sulphide-nickel assays which more accurately reflect recoverable nickel. PAH agrees with the methodology used in arriving at the palladium and nickel assays used in the database.

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PAH reviewed the data handling procedures used by AGRA Simons in the original technical report and found that they conformed to accepted engineering practice. PAH is of the opinion that the database has been prepared according to accepted industry standards using accepted industry practices and that the work completed has been both thorough and as accurate as possible given the available data. PAH did not update the verification for this report, due to the extensive reconciliation history on the property."

Roscoe Postle Associates Inc. (2004) did not carry out a complete validation and verification of the sample database at LDIM, but did check for overlapping drill hole intervals.

With respect to the Offset zones database, all nickel assays/analyses have been done for total nickel and this is the current mine assaying policy.

In this report, Scott Wilson RPA used Gemcom software routines to verify data entered in the drill hole database. No errors in header and survey tables were found. Some 46 holes had out of sequence interval errors or missing intervals in the lithology table and 14 such errors were found in the assay table for the entire drill hole database (1,091 holes). Of the errors, the Offset zones accounted for five out of sequence and missing intervals in the lithology table and one out of sequence error in the assay table. Hole 00-214 assays had a number of "from-to" interval errors, which were corrected. Scott Wilson RPA liased with NAP to resolve these inconsistencies by reference to drill logs. The lengths of four holes were also corrected by reference to drill logs.

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Scott Wilson RPA notes that entries in the Offset zones database had been truncated to two decimal places, which had an impact on the generally low nickel and copper assays. Data was reloaded into GEMS from original laboratory digital files and rounded to three decimal places. Assays less than the detection limit are entered at half the detection limit. For gold and platinum, with detection limits of 0.005 g/t and 0.015 g/t, respectively, the rounding to three decimal places results in entries of 0.003 g/t and 0.008 g/t, respectively, a slight enhancement of the grade albeit for assays not likely in the resource. Cobalt was routinely assayed by Accurassay but not entered into the database.

Scott Wilson RPA obtained hard copies of ALS Chemex and Accurassay laboratory certificates and verified data entry for analyses in three 2000 and 2001 series holes in the digital drill hole database. Scott Wilson RPA found no errors as generally expected for electronic transfer of data; however, Scott Wilson RPA notes that all very low grade analyses for Pd, Pt, and Au are rounded up to the third decimal place (g/t) (i.e., x.5 ppb all increased by 0.5 ppb). Convention is to round odd numbers up and even numbers down. Pt below a detection limit of 0.5 ppb is assigned zero in the database in contrast to Au, where values less than detection of 1 ppb are retained at 1 ppb. None of these inconsistencies have any significant impact on resource estimation.

Scott Wilson RPA found that 2005 series drill holes with numbers higher than 05-010 had nickel assays shifted up hole by one interval with respect to the corresponding Pd, Pt, Au, and Cu assays. NAP Exploration corrected the nickel entries and Scott Wilson RPA reimported the assay data for the holes together with the most recent analyses for holes 05-002 and 05-011 that had been lacking in the November database.

Within the Offset zones assay database, there are 523 records that are either non-sampled (casing, overburden, non-zone barren intervals) or non-entered (assays lacking or pending). Of these, there were 51 records that were defaulted (original import) to "-1,000,000". These were changed in the database to zero. Scott Wilson RPA also changed to zero the 2,263 copper and nickel entries that were "-1,000,000". These records have Pd and Pt analyses and are flagged in the GEMS database as special codes.

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QUALITY ASSURANCE AND QUALITY CONTROL

As part of the data verification process, Scott Wilson RPA examined results of quality assurance and quality control work (QA/QC) carried out by NAP/LDI and the analytical laboratories. NAP exploration had compiled QA/QC analyses for the Offset zones in Excel spreadsheets but had not analyzed the data or reported on results. Consequently, Scott Wilson RPA independently examined the QA/QC data by means of statistical and graphical analysis. Appendix 1 contains the various QA/QC data plots and graphs.

Accurassay employs an internal quality control system that tracks certified reference materials and in-house quality assurance standards. Accurassay Laboratories uses a combination of reference materials, including reference materials purchased from CANMET, standards created in-house by the laboratory, and certified calibration standards. Should any of the standards not fall within an acceptable range, reassaying is performed with a new certified reference material. The number of reassays depends on how far the certified reference material falls outside its acceptable range.

Additionally, Accurassay Laboratories verifies the accuracy of any measuring or dispensing device (i.e., scales, dispensers, pipettes, etc.) on a daily basis and devices are corrected/calibrated as required.

BLANKS

In 2004-2005, Accurassay was the primary assaying laboratory. During this time blank samples were inserted by LDI/NAP Exploration into the continuous core sampling series at every 20th sample (currently every 40th sample). Blank samples were created from LDI drill core previously assayed by Chemex that had originally returned palladium values at less than or near detection limits. The remaining half of the split/sawn drill core from these very low samples was used as the blank samples.

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Blank and reference standard samples assayed by Accurassay that reported less than detection limits were entered in the QA/QC database at half the detection limit. Scott Wilson RPA notes that the original Chemex assays of blanks are for Pd only.

Metal	Detection limit (g/t)	Assigned Value (g/t)
Pd (g/t)	0.010	0.005
Pt (g/t)	0.015	0.0075
Au (g/t)	0.005	0.0025

Scott Wilson RPA reviewed Accurassay and Chemex assay results for 121 blanks assays (Figure A1-1, Appendix 1). Accurassay values tend to be biased somewhat higher versus Chemex. Generally assaying is contamination-free, except for three samples that have somewhat elevated values.

REFERENCE STANDARD SAMPLES

In 2004-2006, standard samples (70 g) were inserted into the continuous sampling series at every 30th sample starting at 032 (032, 062, 092, etc.). Standard reference material pulps at four different grades have been used: LFR from SGS Lakefield Research and LDI-L, LDI-M, LDI-H obtained from GeoLabs (Ontario Geological Survey Geoscience Laboratories). In 2004-2006, Accurassay was the primary assaying laboratory. Some of standard samples were inserted with samples from holes drilled above the Offset zones.

Mean grades of reference standards are:

Reference	Pd	Pt	Au	Cu	Ni	Co
Standard Bottle No.	(g/t)	(g/t)	(g/t)	(%)	(%)	(%)
LDI-L	0.834	0.098	0.084	0.041	0.066	0.005
LDI-M	3.038	0.292	0.352	0.1518	0.151	0.0065
LFR-L	3.221	0.291	0.274	0.13	0.13	-
LDI-H	4.819	0.290	0.103	0.046	0.066	0.008

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GeoLabs prepared its reference standards from percussion hole cuttings and fine-ore stockpile material collected at the mine site in 2001. Lakefield produced its standard from fine ore stockpile material collected at the mine site in 1999.

Scott Wilson RPA examined the differences (distribution of errors) for 2004-2005 data, indicating that Accurassay reads somewhat high (Figures A1-2 and A1-3, Appendix 1).

CHECK ASSAYING

Accurassay was the primary assaying laboratory in 2005 and 2006. NAP instructed Accurassay to forward pulps assayed in 2004 and early 2005, as well as reject splits for samples assayed in 2005, to Chemex for check assaying. Re-assaying of pulp and reject splits was also carried out by Accurassay in-house in 2005. Check assaying included some samples from above the Offset zones. Currently, Accurassay forwards a pulp split from every 10th sample to ALS Chemex in Thunder Bay and SGS Lakefield Research for triplicate comparison assaying. One reference standard is also submitted to the check labs.

For the purpose of database entry, assays less than detection limits were assigned values at half the detection limits as tabulated below.

	Accurassay		Chemex
Metal	Detection limit	Assigned Value	Detection limit	Assigned Value
Pd (g/t)	0.010 g/t	0.005 g/t	0.005 g/t	0.0025 g/t
Pt (g/t)	0.015 g/t	0.0075 g/t	0.001 g/t	0.0005 g/t
Au (g/t)	0.005 g/t	0.0025 g/t	0.001 g/t	0.0005 g/t
Co (%)	0.0001%	0.00005%	0.0002%	0.0001%

Check assay results for 2004 and 2005 data are illustrated in Figures A-4 and A-5, Appendix 1.

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LABOR A TORY PULP DUPLICATES

Scott Wilson RPA examined 296 assay pairs from laboratory pulp duplicate assays reported for Accurassay internal quality assurance during 2004-2005. The assays were for samples from the Offset zones and some samples above the zone. Duplicate check assays were done on every 10th sample, starting with sample 010 (010, 020, 030, etc.), and results were reported on laboratory certificates. Pulp replicates and rejects were also analyzed. Scott Wilson RPA prepared relative difference plots and statistically analyzed precision for Pd, Pt, Au, Cu, and Ni (Figures A-6 to A-11, Appendix 1). In general, the assay precision (repeatability) of these metals is acceptable, as judged from the plots and percent relative standard deviation (RSD%) and considering the characteristic lower laboratory precision for precious metals and the low grades for the nickel and copper.

		Relative	% of Assays in	% of Assays
		Difference	Relative	within
Metal	RSD%	Envelope (±%)	Envelope	±10%
Pd	17.2%	10%	87%	66%
Pt	14.2%	20%	87%	52%
Au	19.1%	20%	91%	77%
Cu	14%	10%	96%	84%
Ni	9%*	10%	92%	87%

* One large-difference pair excluded

LDIM routinely reviews laboratory QA/QC data during drilling and outside check assaying for one in ten samples continued in 2007. Sufficient work in 2004 and 2005 had been done to evaluate precision and accuracy and the amount of QA/QC sampling was reduced in 2006 to that necessary to monitor for contamination and accuracy, i.e., multiple assays on pulps and rejects were discontinued.

In Scott Wilson RPA's opinion, the digital drill hole and assay database is acceptable for resource estimation.

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15 ADJACENT PROPERTIES

There are no significant mineral properties in the vicinity of LDIM held by interests other than Lac des Iles Mines Ltd.

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16 MINERAL PROCESSING AND METALLURGICAL TESTING

The processing plant at LDIM has been in operation since 1993. It was expanded to achieve a throughput capacity of approximately 14,000 tpd and recommissioned in 2000. The expanded mill recovers minerals by conventional grinding and flotation. The grinding circuit, consisting of a SAG mill and two ball mills, is followed by three stages of flotation that produce a final copper/nickel concentrate containing high values of palladium and platinum.

LDIM concentrates are shipped to Falconbridge (Sudbury) and processed at the Xstrata smelter (formerly Falconbridge Limited) under a smelting and refining agreement. The terms and conditions in this contract are within industry standards and include such standard provisions as concentrate treatment charges, metal payment deductions, refining charges, penalty charges, and settlement periods. LDI receives payment for palladium, platinum, copper, and nickel based on the monthly average spot price as determined by the London Metal Exchange P.M. fix for the month prior to the month that the metal is received by the customer. There is a low content of cobalt in the concentrate for which LDI receives some credit; however, it is not significant. In the past, LDIM concentrates were shipped to both Xstrata and CRVD Inco smelters in Sudbury.

The metallurgical character of open pit ore is well established, and the High Grade zone has been in commercial production since March 2006. A base line exists for testing of the Offset High Grade Zone samples, particularly with reference to the High Grade Zone that has similar mineralization and grades. The Offset High Grade Zone, however, differs somewhat in host rock in that there is a higher breccia component compared to the pyroxenite-rich High Grade Zone above it. LDI carried out tests for baseline recoveries and MgO levels.

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METALLURGY AND MINERAL PROCESSING OF OFFSET ZONE MATERIAL

A series of tests were performed in the LDI metallurgical laboratory on drill core composite samples from the Offset zones. Overall, samples from the Offset zones have shown good metallurgical performance and the value minerals are recoverable. The only concern is that certain samples show higher gangue recovery than for the LDI High Grade Zone due to the presence of floatable gangue minerals (talc and serpentine). This results in higher mass pull that is a logistic issue for the plant since the pumps and pump boxes will have to be sized to accommodate transportation of the material downstream in the mill circuit.

However, as the tests below show, increased carboxy methyl cellulose (CMC) addition can depress the gangue and reduce the mass pull, thereby improving the concentrate grade. Therefore, the mass pull of all samples could be made comparable to the current LDIM mill feed.

The tests were organized to imitate the rougher-scavenger circuit of the mill, such that the ultimate recovery from the Offset zones material was being evaluated. No additional cleaning stages were conducted and the concentrate grades are not reflective of a final concentrate grade.

The composite samples supplied for metallurgical testing are described in Table 16-1. Most of the samples had Cu and Ni grades of approximately 0.1%, except for 05-016W2, which has Cu and Ni grades in the order of 0.3%.

For each test, the weight of the charge was adjusted to 1,240 g. Grind time was one hour at 60% solids and flotation was completed at 30% solids. Reagents used were methyl isobutyl carbinol (MIBC) as frother, potassium amyl xanthate (PAX) as collector, and Depramin 267, a carboxy methyl cellulose (CMC), for gangue depression. A three-stage flotation was conducted in a four litre laboratory scale Denver flotation machine.

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TABLE 16-1 DESCRIPTION OF DRILL CORE COMPOSITE SAMPLES FROM
THE OFFSET ZONE SUBMITTED FOR METALLURGICAL TESTING.
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Drill Hole	From (m)	To (m)	Length (m)	Comment	Pd (g/t)	Pt (g/t)	Grade Au (g/t)	Cu %	Ni %
				Up dip
01-007	913.70	951.00	37.30	Northern part of	5.094	0.281	0.384	0.105	0.093
				Offset HGZ
01-052	973.50	1026.00	52.50	Northern part of Offset HGZ	5.532	0.369	0.404	0.076	0.116
05-014	1169.00 1192.00	1184.00 1222.00	45.00	Southern part of Offset HGZ	5.579	0.346	0.301	0.085	0.098

05-016	1089.00	1132.50	43.50	Roby Footwall Z.	5.769	0.358	0.308	0.089	0.117
05-016W1	1008.00	1036.00	28.00	Low Base Metals	6.260	0.343	0.201	0.076	0.130
05-016W2	1036.00	1051.70	15.70	High Base Metals	4.161	0.345	0.667	0.307	0.315
01-079	941.00	954.00	13.00	East Gabbro Breccia	3.177	0.444	0.157	0.170	0.160

Samples of the concentrates from each stage and the final tailings were submitted to the LDIM assay laboratory for Pd, Au, Pt, Cu, Ni, MgO, SiO2, Al2O3, CaO and Fe2O3 analyses. The precious metals were assayed through fire assay digestion and by AA finish. The base metals were digested using hydrofluoric acid (HF) and analysis of the solution by AA. The oxides are analyzed directly using X-ray fluorescence (XRF).

The head grade for each test was calculated using the assays and weight of final tailings and concentrate samples. Recoveries of all elements were then calculated.

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RESULTS

The Pd grade-recovery relationship of the Offset zones samples and a LDI ore sample is illustrated in Figure 16-1. The recovery of Pd from the samples was excellent and similar for all samples. The variation in grade was due to the presence of increased amount of floatable gangue minerals for samples 01-007, 05-014, 05-016W1 and 05-016W2. The effect of increased CMC dosage on reducing gangue recovery and considerable improvement in concentrate grade is shown in Figure 16-2.

FIGURE 16-1 PD GRADE-RECOVERY RELATIONSHIP, OFFSET ZONE

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FIGURE 16-2 EFFECT OF CMC DOSAGE ON PD GRADE-RECOVERY
RELATIONSHIP

A concentrate grade for the rougher-scavenger was estimated through linear extrapolation using 80% Pd recovery as the basis (Table 16-2). As illustrated, the increased dosage of CMC considerably improved the concentrate grade.

TABLE 16-2 ESTIMATED ROUGHER-CONCENTRATE GRADES AT 80%
PD RECOVERY
 Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	Pd	Au	Pt	Cu	Ni
	g/t	g/t	g/t	%	%
01-052 (Low CMC)	52.29	3.57	3.36	1.09	0.90
01-016 (Low CMC)	34.92	1.94	1.88	0.57	0.54
01-007 (Low CMC)	11.24	1.01	0.86	0.36	0.37
01-007 (High CMC)	47.88	2.60	2.98	0.70	0.71
05-014 (Low CMC)	17.60	0.84	1.23	0.32	0.33
05-014 (High CMC)	49.00	2.48	3.15	0.90	0.71
05-016W1 (Low CMC)	31.17	1.42	1.81	0.37	0.27
05-016W1 (High CMC)	44.82	1.84	2.61	1.12	0.63
05-016W2 (Low CMC)	12.40	1.89	0.91	0.82	0.68
05-016W2 (High CMC)	37.01	5.45	2.99	1.15	0.78
01-079 (Low CMC)	30.92	1.84	5.35	2.18	0.97

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17 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

MINERAL RESOURCES

Scott Wilson RPA carried out an independent estimate of the Mineral Resources in the Offset High Grade Zone and Roby Footwall Zone. Table 17-1 presents the Indicated and Inferred Resources at incremental block palladium cut-off grades up to 8 g/t and at the wireframed PdEq cut-off grade of 3.6 g/t. Based on Scott Wilson RPA's evaluation of LDIM underground mine operating costs, metallurgical recovery, long term metal prices forecast, current economic factors and revenue criteria, the resources at the 3.6 g/t PdEq cut-off grade are reasonable to evaluate for economic potential.

DATABASE

The resource estimate for the Offset High Grade and Roby Footwall zones is based on 59 intercepts totalling 1,649.87 m in 41 drill holes and wedge offset holes as interpreted in the wireframe models. Table 17-2 lists the resource drill holes and intercepts.

WIREFRAME MODEL AND CUT-OFF GRADE

In order to create a wireframe model of the Offset zones based on a practical cut-off grade, Scott Wilson RPA considered metal prices, a 1.11 US$/C$ exchange rate, and mining, processing and G&A costs developed in the feasibility study for the High Grade Zone (C$30.29) and augmented or reduced them as appropriate for the Offset zones. The cost modifications reflect greater depth and assume eventual conversion from truck haulage via the open pit and decline to shaft hoisting and are based on a mining rate of 2,000 tpd (720,000 tpa). The cut-off grade for the Offset zones does not include a capital amortization component for the shaft, but does include a 5% cost escalation from 2003 (year of feasibility study) to year end 2006. On this basis, Scott Wilson RPA arrived at an operating cost of $41.39/tonne milled and an incremental mining cost of $25/tonne, which is 60% of the operating cost.

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Table 17-1 Summary of Offset Zone Resources at Incremental Cut-off Grades
Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario
		Indicated Resources								Inferred Resources
			Grade							Grade
		Tonnes	Pd	Pt	Au	Cu	Ni	PdEq	Tonnes	Pd	Pt	Au	Cu	Ni	PdEq
Zone	Cut-Off Grade	(000's)	g/t	g/t	g/t	%	%	g/t	(000's)	g/t	g/t	g/t	%	%	g/t
OFFSET	8.0 Pd g/t	264	9.22	0.58	0.68	0.155	0.180	13.34	924	8.76	0.54	0.55	0.109	0.141	12.20
HIGH	7.0 Pd g/t	561	8.24	0.52	0.60	0.148	0.171	12.04	1,886	8.10	0.50	0.50	0.109	0.137	11.34
GRADE	6.0 Pd g/t	1,042	7.45	0.49	0.56	0.145	0.166	11.05	3,511	7.36	0.46	0.48	0.120	0.143	10.55
ZONE	5.3 Pd g/t	1,317	7.10	0.47	0.53	0.142	0.161	10.58	5,046	6.84	0.43	0.45	0.116	0.139	9.87
	5.0 Pd g/t	1,362	7.03	0.47	0.53	0.141	0.160	10.49	6,092	6.55	0.42	0.43	0.115	0.137	9.50
	4.5 Pd g/t	1,470	6.87	0.46	0.52	0.140	0.159	10.28	7,289	6.26	0.40	0.40	0.110	0.133	9.10
	4.0 Pd g/t	1,555	6.73	0.45	0.52	0.140	0.157	10.10	7,923	6.10	0.40	0.40	0.109	0.131	8.90
	3.6 Pd g/t	1,570	6.69	0.45	0.52	0.140	0.157	10.06	8,740	5.88	0.40	0.39	0.109	0.130	8.65
	3.0 Pd g/t	1,570	6.70	0.45	0.51	0.140	0.157	10.07	9,327	5.73	0.39	0.38	0.109	0.128	8.47
	3.6 PdEq g/t	1,585	6.63	0.45	0.51	0.139	0.156	9.97	9,498	5.67	0.39	0.38	0.109	0.129	8.40

ROBY	6.0 Pd g/t	181	6.60	0.39	0.11	0.099	0.118	8.84	561	6.48	0.39	0.32	0.093	0.110	8.96
FOOTWALL	5.3 Pd g/t	361	6.10	0.38	0.27	0.099	0.117	8.56	1,016	6.11	0.37	0.31	0.096	0.109	8.52
ZONE	5.0 Pd g/t	525	5.81	0.37	0.28	0.103	0.118	8.26	1,286	5.91	0.37	0.32	0.096	0.107	8.32
	4.5 Pd g/t	746	5.51	0.37	0.28	0.109	0.121	7.99	1,749	5.61	0.37	0.32	0.098	0.106	8.01
	4.0 Pd g/t	1,095	5.10	0.36	0.30	0.120	0.124	7.64	2,084	5.39	0.36	0.32	0.098	0.105	7.78
	3.6 Pd g/t	1,219	4.97	0.35	0.30	0.119	0.122	7.49	2,298	5.24	0.36	0.32	0.099	0.105	7.63
	3.0 Pd g/t	1,326	4.84	0.35	0.30	0.116	0.120	7.31	2,716	4.94	0.35	0.33	0.101	0.106	7.33
	3.6 PdEq g/t	1,653	4.31	0.32	0.28	0.104	0.111	6.58	3,296	4.05	0.34	0.34	0.104	0.109	6.45

OFFSET	8.0 Pd g/t	264	9.22	0.58	0.68	0.155	0.180	13.34	924	8.76	0.54	0.55	0.109	0.141	12.20
HIGH	7.0 Pd g/t	561	8.24	0.52	0.60	0.148	0.171	12.04	1,886	8.10	0.50	0.50	0.109	0.137	11.34
GRADE	6.0 Pd g/t	1,223	7.33	0.47	0.49	0.138	0.159	10.72	4,072	7.24	0.45	0.46	0.116	0.138	10.33
&	5.3 Pd g/t	1,679	6.88	0.45	0.48	0.133	0.152	10.14	6,061	6.72	0.42	0.43	0.113	0.134	9.64
ROBY	5.0 Pd g/t	1,888	6.69	0.44	0.46	0.130	0.148	9.87	7,378	6.44	0.41	0.41	0.112	0.132	9.29
FOOTWALL	4.5 Pd g/t	2,216	6.41	0.43	0.44	0.130	0.146	9.51	9,037	6.14	0.40	0.39	0.108	0.128	8.89
ZONES	4.0 Pd g/t	2,649	6.05	0.41	0.43	0.132	0.143	9.08	10,007	5.96	0.39	0.38	0.106	0.126	8.66
	3.6 Pd g/t	2,789	5.94	0.41	0.42	0.131	0.142	8.93	11,039	5.75	0.39	0.37	0.107	0.125	8.44
	3.0 Pd g/t	2,896	5.85	0.40	0.42	0.129	0.140	8.81	12,042	5.55	0.38	0.37	0.107	0.123	8.21
	3.6 PdEq g/t	3,239	5.45	0.38	0.39	0.121	0.133	8.24	12,794	5.25	0.38	0.37	0.108	0.124	7.90

1.	CIM definitions were followed for Mineral Resource estimation and classification.

2.	Mineral Resources are estimated at a zone definition (wireframe) cut-off grade of 3.6 g/t Pd equivalent grade.

3.	The wireframes include some barren dikes as dilution. There is insufficient drilling information to model these dikes and separate them from the resource zones.

4.	Mineral Resources were estimated using average long-term metal US$ prices of $7.00/lb nickel, $1.50/lb copper, $875/oz platinum, $300/oz palladium and $500/oz gold.

5.	US$/C$ exchange rate for the estimate was 1.11.

6.	Bulk density is 2.89 t/m3.

7.	Resources were estimated to a maximum depth of 1,315 m.

8.	Palladium equivalent (PdEq g/t) = Pd g/t + 2.49 x Pt g/t + 1.38 x Au g/t + 2.72 x Cu% + 7.35 x Ni%.

17-2

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Table 17-2 Summary of Resource Drill Holes in the Offset and Roby Footwall Zones
Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

	Collar Coordinates[1]						Zone Intercept
Hole No.	Easting (m)	Northing (m)	Elevation (m)	Azimuth[o]	Dip[o]	Hole Length (m)	From (m)	To (m)	Core Length (m)	Zone
00-126	32,496.2	32,044.5	502.7	248.44	-49.88	943.5	728.3	769.0	40.67	Offset
00-127	32,535.5	32,058.2	501.8	248.73	-50.77	1,008.0	800.2	821.1	20.86	Offset
00-150	32,553.7	32,129.5	505.1	246.14	-50.55	1,050.0	861.3	903.0	41.75	Offset
00-204	32,705.4	32,310.0	509.6	249.61	-50.21	1,233.0	1125.0	1140.0	15.00	Offset
00-205	32,740.7	32,193.5	496.8	248.59	-51.71	1,293.0	1094.7	1104.0	9.30	Offset
00-207	32,499.0	31,852.0	503.3	251.55	-49.73	799.0	693.0	708.0	15.00	Offset
00-214	32,718.3	32,056.9	499.3	249.56	-46.71	1,188.0	994.0	1001.6	7.65	Offset
00-214	32,718.3	32,056.9	499.3	249.56	-46.71	1,188.0	1053.8	1070.3	16.50	Roby FW
00-251	32,586.3	31,978.2	500.2	248.1	-46.04	933.0	852.6	867.5	14.93	Offset
00-258	31,522.0	31,744.2	516.3	69.64	-51.31	831.0	786.4	825.0	38.61	Offset
01-007	32,543.7	32,189.8	503.6	250.07	-51.80	1,008.0	913.7	957.0	43.30	Offset
01-008	32,575.3	32,103.8	502.8	248.11	-56.44	1,077.0	939.5	969.1	29.59	Offset
01-020	32,579.8	32,073.3	501.3	248.91	-54.32	1,032.0	906.0	939.0	33.00	Offset
01-020	32,579.8	32,073.3	501.3	248.91	-54.32	1,032.0	1002.0	1017.0	15.00	Roby FW
01-047	32,580.2	32,073.8	501.1	247.51	-58.92	1,251.0	1000.1	1019.3	19.20	Offset
01-047	32,580.2	32,073.8	501.1	247.51	-58.92	1,251.0	1032.0	1038.0	6.00	Roby FW
01-050	32,553.2	32,129.4	504.9	247.92	-54.43	1,128.0	916.5	951.0	34.50	Offset
01-052	32,554.2	32,129.8	504.8	248.34	-61.34	1,140.0	973.5	987.0	13.50	Offset
01-055	32,543.3	32,190.3	503.6	247.77	-55.41	1,095.0	948.0	979.5	31.50	Offset
01-056	32,543.2	32,190.8	503.6	246.58	-59.68	1,170.0	1003.5	1008.5	5.00	Offset
01-059	32,533.6	32,250.2	504.5	249.48	-59.02	1,077.0	944.1	957.0	12.90	Offset
01-079	31,611.0	31,546.4	498.7	66.98	-52.26	1,014.0	751.0	762.0	11.00	Offset
03-018	31,635.7	31,523.2	498.6	68.85	-51.35	972.0	663.0	678.0	15.00	Offset
05-001	32,759.0	32,199.7	516.3	241.64	-67.96	1,625.0	1369.0	1372.1	3.10	Offset
05-002	32,678.6	31,742.0	503.3	253.52	-68.71	1,671.0	1314.5	1324.7	10.26	Offset
05-003	32,616.0	32,312.0	521.8	246.02	-63.50	1,266.0	1123.0	1146.0	23.00	Offset
05-004	32,515.4	32,180.8	513.5	247.39	-71.12	1,266.0	1151.0	1157.0	6.00	Offset
05-005	32,437.4	32,024.2	512.9	247.15	-72.00	1,247.0	1106.3	1129.0	22.75	Offset
05-006	32,511.8	31,985.7	512.6	244.41	-64.80	1,180.8	1056.9	1080.4	23.44	Offset
05-006	32,511.8	31,985.7	512.6	244.41	-64.80	1,180.8	1082.0	1143.5	61.50	Roby FW
05-006W2	32,511.8	31,985.7	512.6	244.41	-64.80	1,137.0	1021.4	1067.0	45.65	Offset
05-006W2	32,511.8	31,985.7	512.6	244.41	-64.80	1,137.0	1069.0	1096.0	27.00	Roby FW
05-006W3	32,511.8	31,985.7	512.6	244.41	-64.80	1,164.0	1043.7	1076.0	32.30	Offset
05-006W3	32,511.8	31,985.7	512.6	244.41	-64.80	1,164.0	1096.8	1134.0	37.15	Roby FW
05-006W4	32,511.8	31,985.7	512.6	244.41	-64.80	1,224.0	1064.3	1096.0	31.75	Offset
05-006W4	32,511.8	31,985.7	512.6	244.41	-64.80	1,224.0	1100.0	1165.5	65.50	Roby FW
05-006W5	32,511.8	31,985.7	512.6	244.41	-64.80	1,259.7	1047.0	1079.0	32.00	Offset
05-006W5	32,511.8	31,985.7	512.6	244.41	-64.80	1,259.7	1085.0	1127.0	42.00	Roby FW
05-007	32,559.0	31,937.9	512.2	243.42	-59.40	1,115.0	989.6	1009.8	20.20	Offset
05-007	32,559.0	31,937.9	512.2	243.42	-59.40	1,115.0	1037.0	1079.0	42.00	Roby FW

17-3

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The breakeven cut-off-grade to support the operating cost is 6.05 g/t PdEq. To grade-contour the Offset zones' margins in 3D space, Scott Wilson RPA used the breakeven Pd equivalent grade (PdEq) of 3.6 g/t reflecting the incremental mining cost of $25/tonne. The PdEq is factored from net smelter returns (NSR) for Pd, Pt, Au, Cu, and Ni based on mill recoveries, mining costs and metal prices (Table 17-3), as well as smelter accountable metals. Smelter terms and recoveries used for accountable metals are confidential. The zones are defined by drill intercepts that exceed the breakeven cut-off, except for one hole with low values in the Roby Footwall Zone that had to be included for zone continuity.

TABLE 17-3 PARAMETERS FOR DETERMINATION OF PALLADIUM
EQUIVALENT FACTORS AND CUT-OFF GRADES
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

					Pd
		Concentrator	Net	Net Revenue	Equivalent
Metal	Price	Recovery	Revenue/Unit*	Percentage	Factor
Palladium	US$300/oz	80%	C$7.44 per g/t	75%	1.00
Platinum	US$875/oz	68%	C$18.53 per g/t	11%	2.49
Gold	US$500/oz	70%	C$10.24 per g/t	5%	1.38
Copper	US$1.50/lb	84%	C$20.22 per %	2%	2.72
Nickel	US$7.00/lb	38%	C$54.69 per %	7%	7.35
Cobalt	na	na	na	na	Na

*Confidential smelter terms: metal recovery/payables, treatment & refining charges, penalties, freight costs, etc., used to determine NSR/net revenues per unit are not shown.

Scott Wilson RPA created wireframe models for the Offset High Grade and Roby Footwall zones at a PdEq cut-off grade contour of 3.2 g/t in March 2006 based on prices, recoveries, net smelter revenue and estimated operating costs at that time (Routledge, 2006). The increase in metal prices used for this 2007 estimate, combined with somewhat lower metal recoveries during November 2006 operations, results in a slightly higher PdEq grade in assays and composites compared to that calculated in 2006. However, the higher grades are offset by a somewhat higher PdEq cut-off grade of 3.6 g/t versus 3.2 g/t. The impact on the 2006 wireframe is negligible, so this wireframe was updated for the 2006 wedge holes and used for the resource estimation in this report. The wireframes include some barren dikes as dilution. There is insufficient drilling information to model these dikes and separate them from the resource zones.

17-4

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The Offset High Grade Zone, as modelled, extends from section 494N to 514N (630 m) and from 0 masl elevation to -800 masl elevation (800 m). The zone is separated into two areas with a gap between them at -200 m masl from sections 494N to 505N (180 m) in the south portion of the zone. The Offset High Grade Zone ranges in horizontal width from 4 m to 42 m. Figure 17-1 illustrates a 3D perspective longitudinal view of the Offset wireframe (cyan), delineation drill hole traces (green), and Offset Fault (brown). Figure 17-2 illustrates the Roby Footwall Zone (yellow) in the footwall of the Offset High Grade Zone (cyan).

FIGURE 17-1 LONGITUDINAL VIEW OF OFFSET ZONES WIREFRAME
(LOOKING WEST)

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FIGURE 17-2 LONGITUDINAL VIEW OF FOOTWALL ROBY FOOTWALL ZONE WIREFRAME
(LOOKING EAST)

At the west footwall of the Offset High Grade Zone, mineralization which appears to correlate to the Roby Zone, is hosted in gabbro and breccia units "HRBXGB", HBXGGB, and "VGAB" and minor "PXN". The mineralization was intersected in 18 holes in the south portion of the zone below -200 masl elevation (Table 17-2).

Portions of the mineralization in the footwall zone exceed cut-off grade criteria and, consequently, this mineralization was wireframe modelled as a separate resource zone, the Roby Footwall Zone. Where there is virtually no spatial separation between the Offset High Grade Zone and Roby Footwall Zone mineralization, as indicated by continuous grades above cut-off, some discretion was used to distinguish the zones, based generally on host rock type and weaker palladium values or a break in values above the cut-off grade. The Roby Footwall Zone extends from section 500N to section 507N (210 m) and from -200 m elevation to -800 m elevation (600 m). Horizontal widths range from 7 m to 26 m.

17-6

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ASSAY STATISTICS

Analyses within the wireframe used for the Offset High Grade Zone resource estimate total 733 for 952.62 m (Table 17-4). The length weighted average for the analyses in the wireframe zone is 5.86 g/t Pd, 0.41 g/t Pt, 0.42 g/t Au, 0.12% Cu, and 0.13% Ni. For the Roby Footwall Zone, the length weighted average is 4.25 g/t Pd, 0.32 g/t Pt, 0.31 g/t Au, 0.11% Cu, and 0.12% Ni.

Distribution of Offset Zone Pd Assay Grades
Frequency%
40%
35%
30%
25%
20%
15%
10%
5%
0%
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39
Pd g/t
Offset High Grade Zone
Roby Footwall Zone

Quantile Distribution
Cumulative Frequency%
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0 5 10 15 20 25 30 35 40
Pd g/t
Offset High Grade Zone
Roby Footwall Zone

17-7

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Table 17-4 Offset Zone Assay and Composite Statistics
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

		Offset Zone Assay Statistics					Offset High Grade Zone Assay Statistics							Roby Footwall Zone Assay Statistics
Statistic	Length (m)	Pt (g/t)	Pd g/t	Au g/t	Cu%	Ni%	Length (m)	Pt (g/t)	Pd g/t	Au g/t	Cu%	Ni%	Length (m)	Pt (g/t)	Pd g/t	Au g/t	Cu%	Ni%
Count	1,334	1,334	1,334	1,334	1,334	1,334	733	733	733	733	733	733	601	601	601	601	601	601
Sum	1,647.92	-	-	-	-	-	952.62	-	-	-	-	-	695.30	-	-	-	-	-
Minimum	0.19	0.00	0.00	0.00	0.00	0.00	0.19	0.00	0.00	0.00	0.00	0.00	0.45	0.01	0.02	0.01	0.00	0.00
25th Percentile	1.00	0.20	2.35	0.13	0.04	0.07	1.00	0.25	3.07	0.14	0.05	0.08	1.00	0.16	1.77	0.11	0.04	0.06
Median	1.00	0.33	4.01	0.29	0.09	0.11	1.00	0.38	4.77	0.31	0.10	0.11	1.00	0.27	3.32	0.25	0.08	0.10
75th Percentile	1.50	0.49	7.02	0.49	0.16	0.17	1.30	0.55	8.10	0.58	0.17	0.18	1.50	0.42	5.47	0.42	0.15	0.15
Maximum	3.80	1.92	38.97	3.31	0.86	0.68	3.80	1.92	38.97	3.31	0.86	0.66	3.00	1.66	32.13	1.53	0.71	0.68
Range	3.61	1.92	38.96	3.31	0.86	0.68	3.61	1.92	38.96	3.31	0.86	0.65	2.55	1.65	32.11	1.52	0.71	0.68
Mean	1.24	0.37	5.25	0.38	0.12	0.13	1.30	0.42	6.07	0.45	0.12	0.14	1.16	0.31	4.25	0.30	0.11	0.12
Length Weighted Mean	-	0.37	5.18	0.37	0.12	0.13	-	0.41	5.86	0.42	0.12	0.13	-	0.32	4.25	0.31	0.11	0.12
Variance	0.31	0.06	20.08	0.15	0.01	0.01	0.46	0.07	22.66	0.20	0.01	0.01	0.12	0.05	15.15	0.07	0.01	0.01
Standard Deviation	0.56	0.25	4.48	0.38	0.11	0.10	0.68	0.26	4.76	0.45	0.10	0.10	0.34	0.23	3.89	0.26	0.11	0.10
Coefficient of Variation	0.45	0.67	0.85	1.00	0.91	0.75	0.52	0.61	0.78	1.00	0.84	0.71	0.30	0.73	0.92	0.85	1.01	0.80
95th Percentile	3.00	0.82	13.38	1.13	0.34	0.33	3.00	0.89	14.70	1.33	0.34	0.36	1.50	0.72	11.24	0.81	0.34	0.30
97th Percentile	3.00	0.93	15.90	1.32	0.39	0.39	3.00	0.98	17.86	1.58	0.38	0.41	1.55	0.79	13.33	0.92	0.39	0.36
98th Percentile	3.00	1.06	18.15	1.50	0.43	0.46	3.00	1.13	18.79	1.85	0.40	0.45	1.70	0.85	15.11	1.07	0.45	0.47
99th Percentile	3.00	1.23	21.07	1.90	0.50	0.51	3.00	1.31	21.80	2.10	0.48	0.49	3.00	1.12	20.04	1.22	0.54	0.52
99.5th Percentile	3.00	1.51	25.99	2.14	0.57	0.54	3.00	1.51	27.23	2.53	0.51	0.54	3.00	1.33	23.67	1.30	0.66	0.58

		3m Composite Statistics					Offset High Grade Zone 3m Composite Statistics						Roby Footwall Zone 3m Composite Statistics
Statistic	Length (m)	Pt g/t	Pd g/t	Au g/t	Cu%	Ni%	Length (m)	Pt g/t	Pd g/t	Au g/t	Cu%	Ni%	Length (m)	Pt g/t	Pd g/t	Au g/t	Cu%	Ni%
Count[1]	562	545	545	545	545	545	327.00	327.00	327.00	327.00	327.00	327.00	235	235	235	235	235	235
Sum	1,644.93	-	-	-	-	-	952.25	-	-	-	-	-	692.68	-	-	-	-	-
Minimum	1.00	0.03	0.20	0.01	0.00	0.01	1.00	0.04	0.32	0.01	0.00	0.01	1.00	0.03	0.20	0.01	0.01	0.01
25th Percentile	3.00	0.24	2.88	0.18	0.06	0.07	3.00	0.26	3.33	0.20	0.06	0.08	3.00	0.21	2.39	0.15	0.05	0.07
Median	3.00	0.35	4.29	0.30	0.09	0.11	3.00	0.38	4.92	0.32	0.10	0.11	3.00	0.30	3.65	0.27	0.09	0.10
75th Percentile	3.00	0.46	6.70	0.47	0.15	0.15	3.00	0.49	7.40	0.53	0.15	0.16	3.00	0.40	5.24	0.40	0.15	0.15
Maximum	3.00	1.48	33.99	2.61	0.65	0.56	3.00	1.48	33.99	2.61	0.47	0.47	3.00	1.41	21.59	1.44	0.65	0.56
Range	2.00	1.46	33.79	2.61	0.65	0.55	2.00	1.44	33.67	2.61	0.47	0.46	2.00	1.38	21.39	1.42	0.64	0.55
Mean	2.93	0.37	5.15	0.37	0.11	0.13	2.91	0.40	5.80	0.42	0.12	0.13	2.95	0.32	4.24	0.31	0.11	0.12
Length Weighted Mean	-	0.37	5.18	0.37	0.11	0.13	-	0.40	5.85	0.42	0.12	0.13	-	0.32	4.25	0.31	0.11	0.12
Variance	0.09	0.04	11.90	0.09	0.01	0.01	0.11	0.04	14.10	0.12	0.01	0.01	0.07	0.03	7.46	0.04	0.01	0.01
Standard Deviation	0.31	0.19	3.45	0.30	0.09	0.08	0.33	0.20	3.75	0.34	0.08	0.08	0.26	0.17	2.73	0.21	0.09	0.08
Coefficient of Variation	0.10	0.51	0.67	0.80	0.75	0.62	0.11	0.49	0.65	0.82	0.69	0.59	0.09	0.52	0.64	0.67	0.83	0.66
95th Percentile	3.00	0.70	11.24	0.91	0.29	0.29	3.00	0.75	12.47	1.09	0.29	0.30	3.00	0.62	9.15	0.68	0.29	0.27
97th Percentile	3.00	0.76	12.70	1.10	0.32	0.34	3.00	0.78	13.96	1.25	0.31	0.34	3.00	0.64	10.43	0.74	0.33	0.34
98th Percentile	3.00	0.78	14.00	1.24	0.33	0.36	3.00	0.95	14.14	1.28	0.32	0.37	3.00	0.68	11.36	0.82	0.34	0.35
99th Percentile	3.00	0.99	16.43	1.38	0.42	0.42	3.00	1.06	17.65	1.57	0.39	0.40	3.00	0.77	12.34	1.00	0.42	0.43
99.5th Percentile	3.00	1.10	18.71	1.59	0.46	0.46	3.00	1.11	19.19	1.84	0.44	0.45	3.00	0.78	14.06	1.03	0.53	0.47

Notes:

1) 14 composites <1 m omitted from interpolation

17-8

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COMPOSITING

In order to regularize the sample support for grade interpolation, analyses were composited down hole to three metres. The three-metre length is longer than 99.3% of the original analyses. Statistics for the resulting composites lying within the wireframes are shown in Table 17-4. The average grades for the 327 composites in the Offset High Grade Zone wireframe are 5.85 g/t Pd, 0.40 g/t Pt, 0.42 g/t Au, 0.12% Cu, and 0.13% Ni. For the Roby Footwall Zone, average grades are 4.25 g/t Pd, 0.32 g/t Pt, 0.31 g/t Au, 0.11% Cu, and 0.12% Ni. Composites shorter than one metre were omitted from the resource estimate.

GRADE CAPPING

For the earlier resource estimates of the High Grade Zone up dip of the Offset High Grade Zone, Buffington et al. (2003) and Clow and Rennie (2004) did not employ grade capping of individual analyses or composites. The area of influence of higher grade composites exceeding 22 g/t Pd was constrained during grade interpolation by the search parameters of 20 m in the major axis and 10 m in the minor axis. Buffington et al. (2003) applied the same constraint to high grades for their estimate of Offset High Grade Zone resources that was based on fewer drill holes and smaller assay database. No grade capping was employed for the Routledge (2006) resource estimate of the Offset zones' Inferred Resources.

17-9

Scott Wilson RPA examined cumulative frequency log-probability plots of the palladium sample grades within the Offset wireframe to evaluate the grade distribution for any outliers that could warrant grade capping (Figure 17-3). The Pd distribution is lognormal indicating a single grade population in the 2 g/t Pd to 30 g/t Pd range. There are three potential outlier assays grading above 30 g/t Pd representing 0.3% of the data, an insignificant number of analyses to cap. Scott Wilson RPA examined the impact of Pd grade capping on the average grade of the analyses in the Offset High Grade Zone (Figure 17-4) and found minimal impact at cap grades >20 g/t Pd. Consequently, grade capping is not warranted for the Offset High Grade Zone at this stage of wide-spaced sampling, in Scott Wilson RPA's opinion.

17-10

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Figure 17-3
Lac des Mines Ltd. Lac des Iles Mine Offset High Grade Zone
Cumlative Frequency % Log Probability Plot of Pd Analyses

17-11

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Figure 17-4 Impact of Offset High Grade Zone Pd Grade Capping
Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

17-12

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BULK DENSITY

A bulk density of 2.89 t/m3 was used for volume conversion to tonnage for the resource estimate of the High Grade Zone in the 2004 feasibility study. Routine SG measurements on core have been recorded for the Offset zones providing a database of 593 tests. Scott Wilson RPA compiled the SG data by rock type (Table 17-5). Scott Wilson RPA correlated the host rocks in the Offset zones wireframes with the average SGs for the rock types to arrive at a length weighted average SG of 2.89 for the zone.

LDIM reviewed and compiled density data for drill holes piercing the Offset zones in 2006. Near the end of the 2006 drilling program, LDIM also initiated taking a SG measurement at six metre intervals throughout the Offset zones. This practice replaced the earlier protocol in which SG measurements were relatively wide-spaced and more suited for open pit mining. The new practice will continue for future drilling in the Offset zones.

BLOCK MODEL

A 3D block model for the Offset zones was created based on 10 m by 10 m by 10 m blocks, similar to resource models for the High Grade Zone, open pit and block size used for the 2006 estimate (Routledge, 2006). Model origins are at 32,000E, 31,450N, 255 masl, and the model is rotated 19° west to 341° azimuth. The model has 50 columns (east), 80 rows (north), and 120 levels (vertical) and contains 480,000 blocks or 480 million m3. The model extends to -945 m elevation, or 1,465 m depth. The mineralization block model includes rock/ore type; bulk density; Pd, Pt, Au, Cu, and Ni.

For volumetric control within the mineral resource wireframes, Gemcom software estimates the percentage of the resource block that falls within the wireframe and records this in the block model. This contrasts with other mining software that uses smaller blocks (subblocks or subcells) to honour the wireframe volume.

17-13

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GRADE INTERPOLATION

VARIOGRAPHY

A downhole linear semi-variogram of palladium composite grades was used to determine the nugget (C0) for 3D variography. Scott Wilson RPA prepared palladium grade-thickness contours of the zone to guide construction of semi-variograms for major, intermediate, and minor continuity directions in the zone. Because of the wide drill hole spacing, wide spread angles of 90° (± omnidirectional) were necessary to evaluate sufficient sample pairs and produce useful Pd variograms for intermediate (strike) and thickness (cross dip) directions (Appendix 2).

Axis	Orientation	Co	C1	Range (m)	C2	Range (m)
Major	160ºAz./-35º	0.25	0.50	31	0.25	135
Intermediate	340ºAz./-55º	0.25	0.64	31	0.11	129
Minor	250ºAz./-8º	0.25	0.56	9	0.19	29

17-14

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Table 17-5 Summary of SG Test Results by Rock Type
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

Rock Type	Unit Average SG	SG Tests	Low	High	Range	Median	Variance
diorite	2.77	1
e dy	2.63	1
east gabbro	2.92	81	2.68	3.17	0.49	2.90	0.0107
f.gr gabbro clast	3.00	1
felsic dyke	2.73	6	2.61	2.86	0.25	2.72	0.0084
gabbro	2.89	216	2.36	3.98	0.00	2.87	0.0162
gabbro breccia	2.92	1
gabbro norite	3.00	38	2.82	3.42	0.60	2.96	0.0249
hbgabbx	2.83	5	2.56	3.06	0.50	2.86	0.0328
int dyke	2.82	5	2.71	2.96	0.25	2.80	0.0126
late mafic dyke	2.90	5	2.78	2.98	0.20	2.91	0.0055
leucogabbro	2.84	4	2.75	2.92	0.17	2.84	0.0086
mafic dyke	2.90	20	2.45	3.16	0.71	2.93	0.0224
melanogabbro	2.97	1
melanogabbronorite	2.98	2	2.87	3.09	0.22	2.98	0.0242
mt gabbro	3.02	121	2.71	3.96	1.25	2.94	0.0431
mt gabbro norite	3.12	16	2.81	3.63	0.82	3.07	0.0485
mt norite	3.23	5	2.91	3.88	0.97	2.97	0.1791
norite	3.09	23	2.93	3.23	0.30	3.08	0.0061
pyroxenite	2.92	15	2.79	3.04	0.25	2.92	0.0051
tonalite	2.72	2	2.70	2.74	0.04	2.72	0.0008
vt gabbro	2.89	23	2.75	3.11	0.36	2.87	0.0059
vt gabbro norite	2.89	1
vt mt gabbro	3.44	1
All Rocks	2.93	593	2.63	3.44	0.81	2.91	0.0292
(weighted)	2.94
Rocks in Wireframe	2.89

17-15

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INTERPOLATION

For the Offset High Grade Zone, Scott Wilson RPA used ordinary kriging (OK) for grade interpolation based on kriging profiles developed for palladium and applied to the interpolation of the other metals - Au, Pt, Cu, and Ni. The Roby Footwall Zone was interpolated by inverse distance squared (ID2). Search parameters were established based on the variography and kriging profiles, with ranges set to capture at least one composite and inform all blocks in the wireframes with grade, using a second interpolation pass and expanded search if necessary. Wireframes were subdivided into south and north portions so that the search orientations could be set to match the shallower dip in the north. Search parameters are:

	Search Axis Rotationº			Search Range (m)
Search	Z	X	Z	1	2	3
1A	90	90	35	260	180	20
1B*	90	90	35	300	200	90
2A	90	68	35	260	180	20
2B*	90	68	35	300	200	90
3A	120	90	35	260	180	20
3B*	120	90	35	260	180	90

* Expanded search for second pass to fill wireframe

Zone	Search	Interpolation Method
Offset South Lower	1A/1B	OK
Offset North	2A/2B	OK
Offset South Upper	3A/3B	OK
Roby Footwall	1A/1B	ID2

Figures 17-5 to 17-8 illustrate cross sections and plans of the block model. Figure 17-9 shows tonnage and grade profiles for global resources.

Global resources estimated within the 2007 wireframe models for both the Offset High Grade and Roby Footwall zones exceed the 3.6 PdEq cut-off grade and are:

	COG Pd	Tonnes	Pd	Pt	Au	Cu	Ni	PdEq
Zone	g/t	(000's)	g/t	g/t	g/t	%	%	g/t
Offset HGZ Global	0	11,083	5.81	0.40	0.40	0.11	0.13	8.63
Roby Footwall Z. Global	0	4,950	4.14	0.33	0.32	0.10	0.11	6.50
Global All	0	16,033	5.29	0.38	0.37	0.110	0.126	7.97

17-16

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The global resources within the 2007 wireframes are 10% higher in tonnes and 1% higher in Pd grade (11% for Pd contained metal) compared to the global resources in the 2006 estimate.

17-17

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Offset Fault
200 Elev
100 Elev
0 Elev
-100 Elev
-200 Elev
-300 Elev
-400 Elev
-500 Elev
-600 Elev
-700 Elev
-800 Elev
50
0
50
100
150
200
400
500
600
700
800
900
1000
1100
1200
1300

Pd g/t

0.01	3.60	black
3.60	5.30	green
5.30	7.00	cyan
7.00	10.00	red
10.00	10000.00	magenta

SCOTT WILSON RPA
GEOLOGICAL AND MINING CONSULTANTS
55 University Avenue, Suite 501
Toronto, Ontario M5J 2H7

Figure 17-5

Lac des Iles Mines Ltd.

Offset High Grade and Roby Footwall Zones

Block Model Cross Section 500N

Pd g/t Assays

17-10

17-18

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200 Elev
100 Elev
0 Elev
-100 Elev
-200 Elev
-300 Elev
-400 Elev
-500 Elev
-600 Elev
-700 Elev
-800 Elev
Offset Fault
50 0 50 100 150 200
400
500
600
700
800
900
1000
1100
1200
1300

Pd g/t		
0.01	3.00	
3.00	5.30	
5.30	7.00	
7.00	10.00	
10.00	10000.00	

SCOTT WILSON RPA
GEOLOGICAL AND MINING CONSULTANTS
55 University Avenue, Suite 501
Toronto, Ontario M5J 2H7

Figure 17-6
Lac des Iles Mines Ltd.
Offset High Grade and Roby Footwall Zones
Block Model Cross Section 505N
Pd g/t Assays

17-18

17-19

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17-20

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32400 N
32300 N
32200 N
32100 N
32000 N
31900 N
31800 N
31700 N
31600 N
31500 N
31400 N
31800 E
31900 E
32000 E
32100 E
32200 E
32300 E
32400 E
32500 E
32600 E
515N
514N
513N
512N
511N
510N
509N
508N
507N
506N
505N
504N
503N
502N
501N
500N
499N
498N
497N
496N
495N
494N
493N
-50 0 50 100 150 200

Pd g/t

0.01	3.00
3.00	5.30
5.30	7.00
7.00	10.00
10.00	10000.00

RPA

SCOTT WILSON RPA
GEOLOGICAL AND MINING CONSULTANTS
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Toronto, Ontario M5J 2H7

Figure 17-8
Lac des Iles Mines Ltd.
Offset High Grade and Roby Footwall Zones
Block Model Plan -475 Elev
Pd g/t Assays

17-31

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Figure 17-9 Global Resource Tonnage and Grade Profiles
Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

17-22

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CLASSIFICATION

Scott Wilson RPA classifies the resources in the Offset and Roby Footwall zones as Indicated and Inferred Mineral Resources under CIM definitions and guidelines. The Indicated Resources are composed of resource blocks that lie within 30 m of the nearest composite used to assign block grade and are constrained to the area of the 2006 wedge holes where hole spacing is <60 m. Thirty metres distance is equivalent to the semi-variogram short range for the major and intermediate grade continuity directions. Resource blocks meeting the above criterion were flagged and displayed in longitudinal section on screen and an extruded wireframe solid was created of the coherent area of blocks around the wedge holes. This solid was then used to "clip" and report the appropriate Indicated resource blocks. The remaining resource blocks within the Offset and Roby Footwall wireframes were classified as Inferred.

The rationale for the Inferred classification is as follows.

•
The wide average drill hole spacing of > 100 m exceeds the above hole maximum spacing of 60 m and the spacing of ±30 m used by the mine staff for estimation of Indicated Resources in the High Grade Zone below the pit.

•
There are several instances where the zone intercepts with sub-cut-off grades or no significant values are proximal to, or within 50 m, of intercepts with good grades. This indicates that grade continuity locally within the zone may be short distance or the geometry is complex; therefore, drilling at closer spacing (<60 m) is warranted for higher confidence in the resource estimate.

•
The wireframe model in plan has a number of "saw tooth" inflections on strike that are likely survey error or local fault displacement related and indicated that more closely spaced drilling is necessary to resolve the zone geometry to the confidence for Indicated classification.

•
Because of the wide drill hole spacing, block model grades are (over) smoothed and the model does not have reliable local grade resolution. The latter is necessary for stope planning and mine scheduling, which is an aspect inherent in Indicated Resources since they may be converted to reserves.

•
The short variogram range of the nested spherical model for strike and dip grade continuity is less than the drill hole spacing. The long variogram ranges reflect overall deposit continuity and only a small percentage of the grade variance with distance. Industry practice is to classify blocks as Indicated  Resources if blocks are less than two-thirds of the variogram range from the nearest drill hole composite. If applied at the Offset zones, this would result in "halos" of Indicated Resources around drill holes, which is not reasonable or practical for mining, in Scott Wilson RPA's opinion.

17-23

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MODEL VALIDATION

The OK results for palladium were validated by:

•	On screen verification that block grades agree reasonably well with local composites.

•	Comparison of zone assays, composites, and block grades (Table 17-6, Figures 17-10 to 17-12).

•	Comparison of Offset High Grade Zone OK results to interpolation by inverse distance squared (ID2).

•	Review of the spatial distribution of Indicated Resource blocks for various cut-off grades to verify that the resource remains reasonably continuous as cut-offs increase (Figure 17-13).

The block grades compare reasonably well to assays and composites. The decrease in grade from assays to composites to blocks and decreases in the grade range, variance and coefficient of variation, shows the impact of internal dilution and volume-variance effect between small and large samples (assays to blocks). The grade block model is quite smoothed compared to raw assays and composites, as expected because of the wide drill hole spacing. Fill-in drilling is necessary to provide local grade resolution at the level that will be needed for stope layout and economic optimization of mine scheduling. Resource blocks in the Offset High Grade Zone are reasonably continuous at Pd cut-offs up to 8.0 g/t; a few isolated blocks in the resource at the 8.0 g/t Pd block cut-off would not likely support development costs to mine unless close to development on the Offset High Grade zone. Indicated Resource blocks in the Roby Footwall zone are reasonably continuous to 6.0 g/t Pd cut off.

17-24

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Table 17-6 Comparison of Pd Grades for Assays, Composites
and Resource Blocks
Lac des Iles Mines Ltd. Lac des Mine, Ontario

Offset High Grade Zone Statistics	Assays Pd g/t	Composites Pd g/t	Blocks Pd g/t
Count	733	327	8,075
Minimum	0.00	0.32	0.00
25th Percentile	3.07	3.33	4.45
Median	4.77	4.92	5.47
75th Percentile	8.10	7.40	6.78
Maximum	38.97	33.99	11.52
Range	38.96	33.67	11.52
Mean	5.86	5.85	5.69
Variance	22.66	14.10	2.74
Standard Deviation	4.76	3.75	1.65
Coefficient of Variation	0.78	0.65	0.29
90th Percentile	11.73	10.48	8.09
95th Percentile	14.70	12.47	8.69
97th Percentile	17.86	13.96	9.00
98th Percentile	18.79	14.14	9.23
99th Percentile	21.80	17.65	9.78
99.5th Percentile	27.23	19.19	10.45

Roby Footwall Zone Statistics	Assays Pd g/t	Composites Pd g/t	Blocks Pd g/t
Count	601	235	2,909
Minimum	0.02	0.20	0.62
25th Percentile	1.77	2.39	3.35
Median	3.32	3.65	4.48
75th Percentile	5.47	5.24	5.45
Maximum	32.13	21.59	10.29
Range	32.11	21.39	9.67
Mean	4.25	4.25	4.43
Variance	15.15	7.46	1.91
Standard Deviation	3.89	2.73	1.38
Coefficient of Variation	0.92	0.64	0.31
90th Percentile	8.86	7.50	6.25
95th Percentile	11.24	9.15	6.37
97th Percentile	13.33	10.43	6.72
98th Percentile	15.11	11.36	7.01
99th Percentile	20.04	12.34	7.32
99.5th Percentile	23.67	14.06	7.76

17-25

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FIGURE 17-10
Lac des Iles Mines Ltd.
Lac des Iles Mine Offset High Grade Zone, Ontario
Box and Whisker Plots of Pd in Assays, 3 m Composites and Resource Blocks

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FIGURE 17-11
 Lac des Iles Mines Ltd.
Lac des Iles Mine Roby Footwall Zone, Ontario
Box and Whisker Plots of Pd in Assays, 3 m Composites and Resource Blocks

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Figure 17-12 Comparison of Grade Distributions for Assays,
Composites and Resource Blocks in the Offset High Grade and Roby Footwall Zones
 Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

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Figure 17-13 Spatial Distribution of Indicated Resource Blocks
Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

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MINERAL RESERVES

The classification of the resources as Inferred Mineral Resources does not permit conversion of the resources to Mineral Reserves under NI 43-101 (CIM) definitions at this time. The Offset zones' Indicated Resources have not yet been evaluated for conversion to reserves. Scott Wilson RPA has not reviewed and audited the LDIM Mineral Reserves for the Roby pit or the High Grade Zone for 2007.

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18 OTHER RELEVANT DATA AND INFORMATION

All relevant data and information with respect to the Offset zones' resource estimation has been reported above.

18-1

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19 INTERPRETATION AND CONCLUSIONS

Scott Wilson RPA reviewed the NAP/LDI drilling and sampling data and the resource estimation database for the Offset zones for the purpose of preparing an independent estimate of resources in the Offset High Grade and Roby Footwall zones that comprise the Offset zones. This technical report was written by Scott Wilson RPA in accordance with the requirements of National Instrument 43-101 (NI  43-101), Companion Policy 43-101CP, and Form 43-1 01F1 of the Ontario Securities Commission (OSC) and Canadian Securities Administrators (CSA).

In Scott Wilson RPA's opinion, the core logging and sampling is industry standard and appropriate as applied to the Offset zones. Work to date has established acceptable assaying quality; however, results from reference standard assaying suggest that some improvement could be achieved. In Scott Wilson RPA's opinion, the digital drill hole and assay database is acceptable for resource estimation.

The estimated Indicated and Inferred Mineral Resources are restated in Table 19-1. Except for a small portion of the resources classified as Indicated in the area of closer spaced 2006 series wedge holes, the drill hole spacing is too wide to allow resource classification of much of the resources with a confidence level higher than Inferred. Approximately 21% of the resources are classified as Indicated Resources. The drilling to date serves to delineate the zones reasonably well and provides for a reasonable estimate of resources for LDI to continue its economic evaluation of the Offset High Grade and Roby Footwall zones and to plan further fill-in drilling.

19-1

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Table 19-1 Summary of Offset Zone Resources at Incremental Cut-off Grades
Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

		Indicated Resources							Inferred Resources
			Grade							Grade
	Cut-Off	Tonnes	Pd	Pt	Au	Cu	Ni	PdEq	Tonnes	Pd	Pt	Au	Cu	Ni	PdEq
Zone	Grade	(000's)	g/t	g/t	g/t	%	%	g/t	(000's)	g/t	g/t	g/t	%	%	g/t
OFFSET	8.0 Pd g/t	264	9.22	0.58	0.68	0.155	0.180	13.34	924	8.76	0.54	0.55	0.109	0.141	12.20
HIGH	7.0 Pd g/t	561	8.24	0.52	0.60	0.148	0.171	12.04	1,886	8.10	0.50	0.50	0.109	0.137	11.34
GRADE	6.0 Pd g/t	1,042	7.45	0.49	0.56	0.145	0.166	11.05	3,511	7.36	0.46	0.48	0.120	0.143	10.55
ZONE	5.3 Pd g/t	1,317	7.10	0.47	0.53	0.142	0.161	10.58	5,046	6.84	0.43	0.45	0.116	0.139	9.87
	5.0 Pd g/t	1,362	7.03	0.47	0.53	0.141	0.160	10.49	6,092	6.55	0.42	0.43	0.115	0.137	9.50
	4.5 Pd g/t	1,470	6.87	0.46	0.52	0.140	0.159	10.28	7,289	6.26	0.40	0.40	0.110	0.133	9.10
	4.0 Pd g/t	1,555	6.73	0.45	0.52	0.140	0.157	10.10	7,923	6.10	0.40	0.40	0.109	0.131	8.90
	3.6 Pd g/t	1,570	6.69	0.45	0.52	0.140	0.157	10.06	8,740	5.88	0.40	0.39	0.109	0.130	8.65
	3.0 Pd g/t	1,570	6.70	0.45	0.51	0.140	0.157	10.07	9,327	5.73	0.39	0.38	0.109	0.128	8.47
	3.6 PdEq g/t	1,585	6.63	0.45	0.51	0.139	0.156	9.97	9,498	5.67	0.39	0.38	0.109	0.129	8.40

ROBY	6.0 Pd g/t	181	6.60	0.39	0.11	0.099	0.118	8.84	561	6.48	0.39	0.32	0.093	0.110	8.96
FOOTWALL	5.3 Pd g/t	361	6.10	0.38	0.27	0.099	0.117	8.56	1,016	6.11	0.37	0.31	0.096	0.109	8.52
ZONE	5.0 Pd g/t	525	5.81	0.37	0.28	0.103	0.118	8.26	1,286	5.91	0.37	0.32	0.096	0.107	8.32
	4.5 Pd g/t	746	5.51	0.37	0.28	0.109	0.121	7.99	1,749	5.61	0.37	0.32	0.098	0.106	8.01
	4.0 Pd g/t	1,095	5.10	0.36	0.30	0.120	0.124	7.64	2,084	5.39	0.36	0.32	0.098	0.105	7.78
	3.6 Pd g/t	1,219	4.97	0.35	0.30	0.119	0.122	7.49	2,298	5.24	0.36	0.32	0.099	0.105	7.63
	3.0 Pd g/t	1,326	4.84	0.35	0.30	0.116	0.120	7.31	2,716	4.94	0.35	0.33	0.101	0.106	7.33
	3.6 PdEq g/t	1,653	4.31	0.32	0.28	0.104	0.111	6.58	3,296	4.05	0.34	0.34	0.104	0.109	6.45

OFFSET	8.0 Pd g/t	264	9.22	0.58	0.68	0.155	0.180	13.34	924	8.76	0.54	0.55	0.109	0.141	12.20
HIGH	7.0 Pd g/t	561	8.24	0.52	0.60	0.148	0.171	12.04	1,886	8.10	0.50	0.50	0.109	0.137	11.34
GRADE	6.0 Pd g/t	1,223	7.33	0.47	0.49	0.138	0.159	10.72	4,072	7.24	0.45	0.46	0.116	0.138	10.33
&	5.3 Pd g/t	1,679	6.88	0.45	0.48	0.133	0.152	10.14	6,061	6.72	0.42	0.43	0.113	0.134	9.64
ROBY	5.0 Pd g/t	1,888	6.69	0.44	0.46	0.130	0.148	9.87	7,378	6.44	0.41	0.41	0.112	0.132	9.29
FOOTWALL	4.5 Pd g/t	2,216	6.41	0.43	0.44	0.130	0.146	9.51	9,037	6.14	0.40	0.39	0.108	0.128	8.89
ZONES	4.0 Pd g/t	2,649	6.05	0.41	0.43	0.132	0.143	9.08	10,007	5.96	0.39	0.38	0.106	0.126	8.66
	3.6 Pd g/t	2,789	5.94	0.41	0.42	0.131	0.142	8.93	11,039	5.75	0.39	0.37	0.107	0.125	8.44
	3.0 Pd g/t	2,896	5.85	0.40	0.42	0.129	0.140	8.81	12,042	5.55	0.38	0.37	0.107	0.123	8.21
	3.6 PdEq g/t	3,239	5.45	0.38	0.39	0.121	0.133	8.24	12,794	5.25	0.38	0.37	0.108	0.124	7.90

1.	CIM definitions were followed for Mineral Resource estimation and classification.

2.	Mineral Resources are estimated at a zone definition (wireframe) cut-off grade of 3.6 g/t Pd equivalent grade.

3.	The wireframes include some barren dikes as dilution. There is insufficient drilling information to model these dikes and separate them from the resource zones.

4.	Mineral Resources were estimated using average long-term metal US$ prices of $7.00/lb nickel, $1.50/lb copper, $875/oz platinum, $300/oz palladium and $500/oz gold.

5.	US$/C$ exchange rate for the estimate was 1.11.

6.	Bulk density is 2.89 t/m3.

7.	Resources were estimated to a maximum depth of 1,315 m.

8.	Palladium equivalent (PdEq g/t) = Pd g/t + 2.49 x Pt g/t + 1.38 x Au g/t + 2.72 x Cu% + 7.35 x Ni%.

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20 RECOMMENDATIONS

Scott Wilson RPA's main recommendations are summarized below.

1.
Subject to continued assessment of the Offset zones, additional fill-in drilling should be carried out to upgrade the resource from Inferred to Indicated, improve confidence in the resource estimate, and provide local grade resolution in the zone for mine planning. LDIM has planned for drilling from the High Grade Zone ramp to fill-in the Offset zones above the -350 elevation and to drill the zone at depth on 50 m by 50 m centres using surface pilot holes and wedge offsets. The drilling is budgeted at $2.1 million exclusive underground development for drilling access. Engineering and metallurgy studies related to the Offset zones evaluation are budgeted at $400,000. The budget for this work and underground development is summarized in Table 20-1. The Offset zones merit the work planned by LDIM and the program is reasonable and justified, in Scott Wilson RPA's opinion. Scott Wilson RPA agrees with the budget for 2007.

2.
The resource model and resource estimate should be updated following the 2007 fill-in drilling. The SG data collected in the late 2006 program and from the 2007 program should be compiled and reviewed for use in the resource update. Updated modelling should implement NSR as a block model cut-off in preparation for the conversion of Indicated Mineral Resources to Mineral Reserves.

TABLE 20-1 BUDGET FOR OFFSET ZONES 2007 DRILLING
PROGRAM Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Planned Drilling and Related Work	Budget Estimate
Underground development	$1,600,000
Surface and Underground Drilling	$2,100,000
Engineering	$200,000
Metallurgy Studies	$200,000
Update Resource Modeling and Estimate	$30,000
Total	$4,130,000

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21 REFERENCES

Buffington, Darrel P. G., Borrastero, Raul H., Crawford, Gerald D., Hembree, Robert A., and King, Nelson D. (2003): Lac des Iles Mines Thunder bay, Ontario technical report prepared for North American Palladium, Ltd. SEDAR NI 43-101 report by Pincock Allen & Holt, September 12, 2003.

Brugmann, G.E., Naldrett, A. J. and MacDonald, A. J. (1989): Magma mixing and constitutional zone refining in the Lac des Iles complex, Ontario: genesis of platinum-group element mineralization. Economic Geology Vol. 84, No. 6, September-October 1989, pp.1557-1573.

Clow, Graham, Hendry James W. and Evans, Luke (2006): Mineral Resource and Mineral Reserve estimates of the Lac des Iles Mine, Thunder Bay, Ontario prepared for Lac des Iles Mines Ltd. Unpublished report by Roscoe Postle Associates Inc., March 17, 2006.

Clow, G. G. and Rennie, D. W. (2004): Technical report on underground mining at the Lac des Iles Mine prepared for Lac des Iles Mines Ltd. SEDAR NI 43-101 report by Roscoe Postle Associates Inc., April 2, 2004, 134 p.

Crawford, Gerald D., Wallis, Stewart C., Buffington, Darrel P. G., Kuestermyer, Alva L., McKnight, Robert T., and Sandefur, Robert L. (2001): Lac des Iles project technical report prepared for Lac des Iles Mines, Ltd. SEDAR NI 43-101 report by Pincock Allen & Holt, May 18, 2001.

Itasca Consulting Canada Inc. (2004): "Lac des Iles Project – Transition to Underground Mining, 2004 Update of Geomechanics Issues", February 2004.

Johnson Matthey (2003): "Platinum 2003 Interim Review", November 2003.

Lavigne, M. J. and Michaud, M. J. (2001): Geology of North American Palladium Ltd.'s Roby Zone Deposit, Lac des Iles". CIM Exploration and Mining Geology, Vol 10 Nos. 1 and 2, 2001.

North American Palladium Ltd. (2006): News release, January 15, 2007.

North American Palladium Ltd. (2006): Annual Information Form for the year ended December 31, 2005. SEDAR published document, March 29, 2006, 43 p.

North American Palladium Ltd, (2005): 2004 Annual Report, published March 31, 2005, 54 p.

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North American Palladium Ltd, (2006): 2005 Annual Report, published April 26, 2006, 64 p.

North American Palladium Ltd. (2005): Summary of procedures for the Lac des Iles diamond drilling program. Unpublished company document, 5 p.

North American Palladium Ltd, (2005): 2004 Annual Report, published March 31, 2005, 54 p.

Routledge, Richard E. (2006): Technical report on the resource estimate for the Offset Zone at Lac des Iles Mine, prepared for Lac des Iles Mines Ltd. Unpublished Roscoe Postle Associates Inc. report for Lac des Iles Mines Ltd., March 31, 2006, 117 p.

Roscoe Postle Associates Inc. (2004a): Feasibility Study for Underground Mining at the Lac des Iles Mine, Unpublished report for Lac des Iles Mines Ltd., February 27, 2004.

Roscoe Postle Associates Inc. (2004b): Prefeasibility Study for Underground Mining at the Lac des Iles Mine, Unpublished report for Lac des Iles Mines Ltd., July 31, 2003.

U.S. Geological Survey, Mineral Commodity Summaries, January 2004.

LDIM: production history, surface services, land tenure, royalties, taxes, metallurgy, smelter terms, exploration potential, consumables pricing, capital equipment quotes, mine safety and environment.

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22 SIGNATURE PAGE

This report titled "Technical Report on the Resource Estimate for the Offset Zone at Lac des Iles Mine, Ontario" prepared for Lac des Iles Mines Ltd. and dated February 23, 2007 was prepared and signed by the following author:

(Signed & Sealed)

Dated at Toronto, Ontario	Richard E. Routledge, M.Sc., P.Geo.
February 23, 2007	Consulting Geologist

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23 CERTIFICATE OF QUALIFICATIONS

RICHARD E. ROUTLEDGE

I, Richard E. Routledge, M.Sc., P.Geo., as an author of this report entitled "Technical Report on the Resource Estimate for the Offset Zones at Lac des Iles Mine, Ontario, Canada", prepared for Lac des Iles Mines Ltd. and dated February 23, 2007, do hereby certify that:

1.	I am Consulting Geologist with Scott Wilson Roscoe Postle Associates Inc.of Suite 501, 55 University Ave Toronto, ON, M5J 2H7.

2.
I am a graduate of Sir George Williams (now Concordia) University, Montreal, Quebec, Canada in 1971 with a Bachelor of Science degree in Major Geology and McGill University, Montreal, Quebec, Canada in 1973 with a Master of Science degree in Applied Mineral Exploration.

3.
I am registered as a Professional Geologist in the Northwest Territories, Canada (L744) and I am a practicing member (1354) registered with the association of geoscientists of Ontario. I have worked as a geologist for more than 35 years. My relevant experience for the purpose of the Technical Report is:

•	Review and report as a consultant on numerous exploration and mining projects around the world for due diligence and regulatory requirements, including:

•	Resource estimated for the VW nickel deposit, Armstrong, Ontario.

•	Tonnage-grade estimate for B4-7 nickel-copper-PGE deposit, Armstrong, Ontario.

•	Resource and reserves audits for McCready West and Levack nickel and copper mines, Sudbury, Ontario.

•	Resource and reserves due diligence and audit for the Lockerby Mine, Sudbury, Ontario.

•	Resource audit for the Premiere Ridge nickel and copper deposit, Sudbury, Ontario.

•	Resource audit and preliminary assessment for the Birch Lake and Maturi copper, nickel and PGE deposits, Duluth Complex, Minnesota.

•	Resource audit for Onaping Depth nickel and copper deposit, Sudbury, Ontario.

•
Vice President Exploration for a junior mining company in charge of diamond exploration programs in NWT and property evaluations worldwide for a variety of commodities, including gold, base metals, and diamonds.

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•	Senior geologist with a major Canadian mining company in charge of evaluation of advanced properties/projects and acquisitions for a broad variety of commodities.

4.
I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI43-101.

5.	I visited the Lac des Iles Mine on November 15 and 16, 2005.

6.	I am responsible for all items of the Technical Report.

7.	I am independent of the Issuer applying the test set out in Section 1.4 of National Instrument 43-101.

8.	I have had no prior involvement with the Lac des Iles Mine property that is the subject of the Technical Report.

9.	I have read National Instrument 43-101F1, and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1.

10.
To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated 23rd day of February, 2007

(Signed & Sealed)
Richard E. Routledge, M.Sc., P.Geo.

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24 APPENDICES

APPENDIX 1 QA/QC

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Figure A1-1 QA/QC: Statistics of Blank Sample Inserts
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-2 QA/QC Statisics of Reference Standards Assays
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-3 QAQC: Statistics of Reference Standards Assays
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-4 QAQC: Accurassay Assays Check Assayed at Chemex (Palladium)
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-5 QAQC: Accurassay Assays Check Assayed at Chemex
 Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-6 QAQC: Duplicate Pulp Assays (Accurassay)
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-7 QAQC: Accurassay Batch Duplicate Pulp Assays
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-8 QAQC: Accurassay Replicate Pulp Assays (Pd, Pt)
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-9 QAQC: Accurassay Replicate Pulp Assays (Cu, Ni)
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-10 QAQC: Accurassay Replicate Pulp Assays (Au, Co)
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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Figure A1-11 QAQC: Accurassay Reject Assays
Lac des Iles Mines Ltd. Lac des Iles Mine Offset Zone, Ontario

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APPENDIX 2 VARIOGRAPHY

Down Hole Linear Semi Variogram of Pd g/t in 3 m Composites Offset High Grade Zone, Nested Spherical Model, Lag: 3 m, 30º Aperture.

Down Hole Linear Semi Variogram of Pd g/t in 3 m Composites Offset High Grade Zone, Nested Spherical Model, Lag: 6 m, 30º Aperture.

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Major Axis Semi Variogram 106º Az. @-35º
30 m Lag: 30º Spread Angle; Nested Spherical Model
Population Variance Normalized

Intermediate Axis Semi Variogram 340º Az. @-55º
30 m Lag: 90º Spread Angle; Nested Spherical Model
Population Variance Normalized

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Minor Axis Semi Variogram 250º Az. @-8º
30 m Lag: 90º Spread Angle; Nested Spherical Model
Population Variance Normalized

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